Exhibit 10.2

SALE AND SERVICING AGREEMENT

Among

HERCULES FUNDING II LLC,

as Borrower

And

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.,

as Originator and Servicer

And
LYON FINANCIAL SERVICES, INC., d/b/a U.S. Bank Portfolio Services,
as Backup Servicer

And

WELLS FARGO FOOTHILL, LLC,

as Agent

Dated as of August 25, 2008

TABLE OF CONTENTS
(continued)
		Page

Section 11.13	Conflicts	61
Section 11.14	No Agency	62

EXHIBIT A	Form of Servicer Report
EXHIBIT B	Form of S&SA Assignment
EXHIBIT C	Form of Loan Schedule
EXHIBIT D-1	Form of Initial Collateral Certification
EXHIBIT D-2	Form of Final Collateral Certification
EXHIBIT E	Form of Assignment of Mortgage
EXHIBIT F	Form of Request for Release of Documents and Receipt
EXHIBIT G	Form of Servicer’s Certificate
EXHIBIT H	Credit and Collection Policy

i

SALE AND SERVICING AGREEMENT

This Sale and Servicing Agreement is entered into as of August 25, 2008, among Hercules Funding II LLC, a Delaware limited liability company, as Borrower (in such capacity, the “Borrower”), Hercules Technology Growth Capital, Inc., a Maryland corporation (“Hercules”), as Originator (in such capacity, the “Originator”) and as Servicer (in such capacity, the “Servicer”), Wells Fargo Foothill, LLC, a Delaware limited liability company, as Agent for Lenders under the Loan Agreement (as hereinafter defined) (in such capacity, the “Agent”), and Lyon Financial Services, Inc., a Minnesota corporation, doing business as U.S. Bank Portfolio Services, as Backup Servicer (in such capacity, the “Backup Servicer”).

W I T N E S S E T H:

In consideration of the mutual agreements herein contained, the parties hereto hereby agree as follows for the benefit of each of them and for the benefit of the Agent and Lenders:

ARTICLE I

DEFINITIONS

Section 1.01.  Definitions.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.  Unless otherwise specified, all calculations of interest with respect to the Notes described herein shall be made on the basis of a 360-day year and the actual number of days elapsed in each Accrual Period.

“1940 Act”:  The Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Accepted Servicing Practices”: The servicing practices and collection procedures of the Servicer that are in accordance with the applicable Obligor Loan Documents and Applicable Law and which are consistent with the higher standard of (i) customary servicing practices of prudent institutions which service loans or other financial assets similar to the Transferred Loans for their own account or for the account of others and (ii) the same care, skill, prudence and diligence with which the Servicer services and administers loans or other financial assets which are similar to the Transferred Loans serviced or administered pursuant to this Agreement, for its own account or for the account of others; provided that, with respect to the Backup Servicer acting as Servicer, the servicing standard applicable to the Backup Servicer shall be the same care, skill and diligence with which the Backup Servicer services and administers loans for its own accounts or for the accounts of others.

“Accreted Interest”:  The accrued interest on a PIK Loan that is added to the principal amount of such PIK Loan instead of being paid as it accrues.

“Advance Rate:  On any date a percentage equal to 50%.

“Advances Outstanding:  As of any date of determination, the aggregate principal amount of Borrowings outstanding on such date, after giving effect to all repayments of Borrowings and makings of new Borrowings on such date.

“Affiliate”:  With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, that in the case of the Servicer or any Subsidiary, “Affiliate” shall not include any Person that is a Portfolio Investment.

“Agent”: Wells Fargo Foothill, LLC, a Delaware limited liability company, as Agent for the Lenders under the Loan Agreement, or any successor Agent under the Loan Agreement.

“Agent’s Account”:  Has the meaning set forth in the Loan Agreement.

“Aggregate Outstanding Loan Balance”:  As of any date of determination, the sum of the Outstanding Loan Balances of all Eligible Loans included as part of the Collateral on such date minus the Outstanding Loan Balance of all Charged-Off Loans included as part of the Collateral (and specifically excluding all Ineligible Loans) on such date.

“Aggregate Unpaids”:  At any time, an amount equal to the sum of all unpaid Advances Outstanding, Interest Payment Amounts and Interest Carry-Forward Amounts, and all other amounts owed to the Agent and the Lender Group, the Servicer, the Backup Servicer, and the Originator hereunder and under the Loan Agreement (including, without limitation, all amounts in respect of indemnities hereunder or under the Loan Agreement, other amounts payable under Section 8.01, Section 8.04, and amounts required to be paid by the Borrower or any other Person under the Fee Letter or any other fee letter delivered in connection with the transactions contemplated by this Agreement or the Loan Agreement, in each case whether due or accrued.

“Agreement”:  This Sale and Servicing Agreement, as it may be amended and supplemented from time to time.

“Applicable Law”:  For any Person or property of such Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, predatory lending laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Federal Reserve Board), and applicable judgments, decrees, injunctions, writs, orders, or line action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Assignment of Mortgage”:  As to each Loan secured by an interest in real property, one or more collateral assignments, notices of transfer or equivalent instruments, each in recordable form and sufficient under the laws of the relevant jurisdiction to reflect the transfer as collateral of the related mortgage, deed of trust, security deed, immovable hypothec, deed of hypothec or similar security instrument and all other documents related to such Loan to the Borrower and to grant a perfected Lien thereon by the Borrower in favor of the Agent, on behalf of the Lender Group, each such Assignment of Mortgage to be substantially in the form of Exhibit E hereto.

“Availability”:  Has the meaning set forth in the Loan Agreement.

“Backup Servicer”:  Lyon Financial Services, Inc., a Minnesota corporation, doing business as U.S. Bank Portfolio Services, as Backup Servicer under this Agreement, or any successor backup servicer under this Agreement.

“Backup Servicer Expenses”:  The reasonable out-of-pocket expenses to be paid to the Backup Servicer under and in accordance with the Backup Servicer Fee Letter.

“Backup Servicer Fee”:  The fee to be paid to the Backup Servicer under the terms of the Backup Servicer Fee Letter.

“Backup Servicer Fee Letter”:  Means the fee letter, dated as of the date hereof, among the Originator and the Backup Servicer.

“Bankruptcy Code”: Title 11 of the United States Code.

“Bankruptcy Event”:  With respect to a Person, shall be deemed to have occurred if either:

       (a)  a case or other proceeding shall be commenced, without the application or consent of such Person, in any court seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or for all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed or unstayed, and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case or proceeding under any such law now or hereafter in effect; or

       (b)  such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its assets, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

“Bankruptcy Laws”:  The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, composition or adjustment of debts or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Bankruptcy Proceeding”:  Any case, action or proceeding before any Governmental Authority relating to a Bankruptcy Event.

“Borrower”: Hercules Funding II LLC, a Delaware limited liability company.

“Borrowing”: Has the meaning set forth in Section 2.01(b) hereof.

“Borrowing Base”:  Has the meaning set forth in the Loan Agreement.

“Borrowing Base Certificate”: Has the meaning set forth in the Loan Agreement.

“Business Day”:  Any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in New York City, Palo Alto, California, Madison, Minnesota, or Dallas, Texas, or in the city in which the Servicer’s servicing operations are located, are authorized or obligated by law or executive order to be closed.

“Cash Management Account”:  Has the meaning set forth in the Loan Agreement.

“Charged-Off Loan”:  Any Transferred Loan (i) that is 180 days or more past due with respect to any interest or principal payment, (ii) as to which a Bankruptcy Event has occurred with respect to the related Obligor, (iii) as to which the related Obligor has suffered any Material Adverse Change, (iv) that is or should be written off as uncollectible by the Servicer in accordance with the Credit and Collection Policy, (v) that has been placed on non-accrual status by the Servicer in accordance with the Credit and Collection Policy, (vi) all or any portion of which has been converted into or exchanged for an Equity Security or (vii) has been sold for less than its Outstanding Loan Balance upon foreclosure or upon exercise of remedies, provided, that only the portion of the Transferred Loan not recouped in such sale shall be deemed to be “charged-off” for purposes of clause (vii).

“Closing Date”: August 25, 2008.

“Code”:  The Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated by the United States Treasury thereunder.

“Collateral”: Has the meaning provided in the Loan Agreement.

“Collateral Custodian”: Means a Person acceptable to both Borrower and Agent that is appointed pursuant to a Collateral Custodian Agreement acceptable to such Person, Borrower and Agent to hold the original Obligor Loan Documents to be delivered under this Agreement or the Loan Agreement for Agent’s benefit.  As of the Closing Date, there is no Collateral Custodian, and the original Obligor Loan Documents required to be delivered under this Agreement or the Loan Agreement will be delivered directly to and held by Agent.  Borrower and Agent shall notify Originator, Servicer and Backup Servicer of the appointment of any Collateral Custodian.

“Collateral Custodian Agreement” means a written agreement pursuant to which Borrower and Agent appoint a Collateral Custodian with respect to this Agreement and the Loan Agreement and specify the duties and compensation of such Collateral Custodian.

“Collateral Custodian Fee”:  Means any fees payable to a Collateral Custodian in accordance with its Collateral Custodian Agreement.

“Collection Period”:  With respect to any Payment Date, the period from and including the day following the Record Date for the preceding Payment Date (or, in the case of the initial Payment Date, from and including the Closing Date) to and including the Record Date with respect to the current Payment Date.

“Collections”:  (a) All cash collections or other cash proceeds received by the Borrower or by the Servicer or the Originator on behalf of the Borrower from any source in payment of any amounts owed in respect of a Transferred Loan, including, without limitation, Interest Collections, Principal Collections, Insurance Proceeds, and all Recoveries, (b) all amounts received by the Borrower in connection with the removal of a Transferred Loan from the Collateral pursuant to Section 3.05 and (c) any other funds received by or on behalf of the Borrower with respect to any Transferred Loan or Related Property, but excluding, in the case of (a), (b) or (c), as applicable, amounts in respect of any Retained Interest and Excluded Amounts.

“Commission”:  The Securities and Exchange Commission.

“Continued Errors”: Has the meaning set forth in Section 9.02(d) hereof.

“Credit and Collection Policy”:  Means, with respect to the initial Servicer, the written credit and collection policies and procedures of the Originator and Servicer in effect for any Loans to be transferred to Borrower as of the Closing Date and attached hereto as Exhibit H, as such policies and procedures may be amended or supplemented from time to time in compliance with Section 4.09(f) and with respect to a Successor Servicer, the customary written credit and collection policies and procedures of such Successor Servicer.

“Debt to Worth Ratio” means, with respect to any Person as of any date of determination, a ratio of (a) the sum of (i) the outstanding amount of all Indebtedness of such Person as of such date, minus (ii) the outstanding amount of the Subordinated Debt of such Person as of such date, to (b) the sum of (i) Tangible Net Worth of such Person as of such date, plus (ii) the outstanding amount of the Subordinated Debt of such Person as of such date.

“Default”:  Any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

“Defaulted Loan”:  Has the meaning provided in the Loan Agreement.

“Delinquent Loan”:  Has the meaning provided in the Loan Agreement.

“Distribution Account”:  The account established and maintained pursuant to Section 5.01(a)(2) hereof.

“Dollars” or “$” refers to lawful money of the United States of America.

“Eligible Loan”: On any date of determination, any Transferred Loan which both (a) complies with the representations and warranties set forth in Section 3.03 and (b) is an Eligible Note Receivable under the Loan Agreement.

“Eligible Note Receivable”: Has the meaning set forth in the Loan Agreement.

“Eligible Servicer”:  (x) Hercules or (y) any other Person to which the Agent may consent in writing.

“Equity Security”:  Any equity security or other obligation or security that does not entitle the holder thereof to receive periodic payments of interest and one or more installments of principal.

“Errors”: Has the meaning set forth in Section 9.02(d) hereof.

“Event of Default”:  Either a Servicer Default or an “Event of Default” under the Loan Agreement.

“Exchange Act”:  The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts”:  Any Collections received with respect to Loans which have been removed from the Collateral pursuant to Section 3.05 to the extent such Collections are attributable to a time after the effective date of the applicable substitution, repurchase or release.

“Fair Market Value”:  With respect to a Transferred Loan included in the Collateral if such Transferred Loan has been reduced in value on such date of determination below the original principal amount (other than as a result of the allocation of a portion of the original principal amount to warrants or other equity entitlements), the fair market value of such Transferred Loan as required by, and in accordance with, the 1940 Act and any orders of the Commission issued to the Originator, to be determined by the Board of Directors of the Originator and reviewed by its auditors and communicated to the Servicer.

“Fee Letter”:  Has the meaning provided in the Loan Agreement.

“Final Collateral Certification”:  The certification in the form of Exhibit D-2 hereto prepared by the Agent or, if a Collateral Custodian has been appointed, the Collateral Custodian.

“GAAP”:  Generally Accepted Accounting Principles as in effect in the United States.

“Governmental Authority”: With respect to any Person, any national, government, state, province or other political division thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, and any court or arbitrator having jurisdiction over such Person.

“Indemnified Parties”: Has the meaning set forth in Section 8.01(c) hereof.

“Independent”: When used with respect to any specified Person, such Person (i) is in fact independent of the Originator, the Servicer, the Borrower or any of their respective Affiliates, (ii) does not have any direct financial interest in, or any material indirect financial interest in, the Originator, the Servicer, the Borrower or any of their respective Affiliates and (iii) is not connected with the Originator, the Borrower, the Servicer or any of their respective Affiliates, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Originator, the Borrower, the Servicer or any of their respective Affiliates merely because such Person is the beneficial owner of 1% or less of any class of securities issued by the Originator, the Borrower, the Servicer or any of their respective Affiliates, as the case may be.

“Ineligible Loan”:  Shall have the meaning given such term in Section 3.05(b)(i).

“Initial Collateral Certification”:  The certification in the form of Exhibit D-1 hereto prepared by Agent or, if a Collateral Custodian has been appointed, the Collateral Custodian.

“Insurance Policy”:  With respect to any Transferred Loan included in the Collateral, an insurance policy covering physical damage to or loss to any assets or Related Property of the Obligor securing such Transferred Loan.

“Insurance Proceeds”:  Any amounts payable or any payments made to the Borrower or to the Servicer on its behalf under any Insurance Policy.

“Intangible Assets”:  With respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.

“Interest Collections”:  Any and all amounts received with respect to a Transferred Loan from or on behalf of the related Obligor that are deposited into the Cash Management Account, or received by the Borrower or by the Servicer or Originator on behalf of the Borrower in respect of Transferred Loans, not constituting Principal Collections, and, solely for the purposes of calculating the Portfolio Yield, any and all amounts accrued in respect of any fees (but only to the extent such fees are not part of the Retained Interest or were not received during such Collection Period) owed by any Obligor in respect of any Transferred Loan.

“Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of (i) Net Investment Income for such period, to (ii) total interest expense (including unused line fees) to the extent paid or required to be paid during such period, in each case determined for such Person.

“Lender”:  Has the meaning set forth in the Loan Agreement.

“Lien”:  With respect to any asset, (a) any mortgage, lien, pledge, charge, security interest, hypothecation, option or encumbrance of any kind in respect of such asset or (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

“Loan”: Any senior loan arising from the extension of credit to an Obligor in the ordinary course of the Originator’s business including, without limitation, all Revolving Loans and PIK Loans, and including monies due and owing and all Interest Collections, Principal Collections and other amounts received from time to time with respect to such loan or note receivable and all Proceeds thereof.

“Loan Agreement”:  The Loan and Security Agreement among the Agent, the Lenders, and the Borrower, dated as of August 25, 2008, as it may be amended or supplemented from time to time.

“Loan Documents”:  This Agreement, the Loan Agreement, each S&SA Assignment, the Fee Letter, the Backup Servicer Fee Letter, any UCC financing statements filed pursuant to the terms of this Agreement or the Loan Agreement, and any additional document, letter, fee letter, certificate, opinion, agreement or writing the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

“Loan Checklist” means the list delivered to the Agent and, if a Collateral Custodian has been appointed, the Collateral Custodian, pursuant to Section 2.04 that identifies the documents contained in the related Loan File.

“Loan File”:  With respect to any Loan, each of the Obligor Loan Documents related thereto as reflected on the Loan Checklist accompanying such File..

“Loan Rate”:  For each Transferred Loan in a Collection Period, the current cash pay interest rate for such Transferred Loan in such period, as specified in the related Obligor Loan Documents.

“Loan Schedule”:  The schedule of Loans conveyed to the Borrower on each Transfer Date and delivered to the Agent and Backup Servicer (and, if a Collateral Custodian has been appointed, with a copy to the Collateral Custodian) in connection with each Borrowing or as new Loans are contributed to the Borrower, initially as set forth in Exhibit C hereto.

“Loan Tape”:  Has the meaning set forth in the Section 4.13(b)(ii).

“Lyon Financial”: Lyon Financial Services, Inc., a Minnesota company, d/b/a U.S. Bank Portfolio Services.

“Material Adverse Change”:  With respect to any Person, any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Material Adverse Effect”:  With respect to any event or circumstance, means a material adverse effect on, as applicable, (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Servicer, the Borrower, the Backup Servicer or, if a Collateral Custodian has been appointed, the Collateral Custodian, (b) the validity, enforceability or collectibility of this Agreement, any other Loan Document or the Purchased Assets, (c) the rights and remedies of the Agent or any member of the Lender Group under this Agreement or any Loan Document or (d) the ability of any of the Servicer, the Borrower, the Backup Servicer or, if a Collateral Custodian has been appointed, the Collateral Custodian, to perform its obligations under this Agreement or any other Loan Document, or (e) the status, existence, perfection, priority, or enforceability of the interest of the Borrower in the Purchased Assets or of the Agent on behalf of the Lender Group in the Collateral.

“Maturity Date”:  Has the meaning set forth in the Loan Agreement.

“Obligations”:  Has the meaning set forth in the Loan Agreement.

“Obligor”:  With respect to any Loan, the Person or Persons obligated to make payments pursuant to such Loan, including any guarantor thereof.

“Obligor Loan Documents”: With respect to any Loan, each related promissory note and any related loan agreement, security agreement, mortgage, moveable or immoveable hypothec, deed of hypothec, assignments, guarantees, note purchase agreement, intercreditor and/or subordination agreement, and UCC financing statements and continuation statements (including amendments or modifications thereof) executed by the Obligor thereof or by another Person on the Obligor’s behalf in respect of such Loan and each related promissory note, including, without limitation, general or limited guaranties and, for each Loan secured by real property an Assignment of Mortgage, and for each promissory note, an assignment (which may be by allonge), in blank, signed by an officer of the Originator.

“Officer’s Certificate”:  A certificate signed by a Responsible Officer of the Person delivering such certificate, in each case as required by this Agreement.

“Opinion of Counsel”:  A written opinion of counsel who may be employed by the Servicer, the Borrower, the Originator or any of their respective Affiliates, in form and substance satisfactory to the Agent.

“Originator”: Hercules and its permitted successors and assigns.

“Originator Indemnified Party”: Has the meaning set forth in Section 8.01(c) hereof.

“Outstanding Loan Balance”:  With respect to any Loan, as of any date of determination, the lesser of (i) the Fair Market Value of such Loan and (ii) the total remaining amounts of principal payable by the Obligor thereof, excluding principal payments in respect of Accreted Interest.

“Payment Date”: The 15th day of each calendar month, or if any such day is not a Business Day, the first Business Day following such day, commencing on September 15, 2005.

“Permitted Liens”:  (a) With respect to the Transferred Loans, Liens in favor of the Borrower created pursuant to this Agreement and Liens in favor of the Agent, on behalf of the Lender Group, created pursuant to the Loan Agreement; and

(b) with respect to the Borrower’s interest in the Related Property, any of the following as to which no enforcement, collection, execution, levy, foreclosure or realization proceedings shall have been commenced:

(i) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that such Liens do not have priority over any of the Originator’s Liens and the related Obligor maintains adequate reserves therefor in accordance with GAAP;

(ii) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of the related Obligor’s business and imposed without action of such parties; provided, that the payment thereof is not yet required;

(iii) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an “event of default” under the related Obligor Loan Documents;

(iv) the following deposits, to the extent made in the ordinary course of business:  deposits under worker's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(v) purchase money liens on equipment (to the extent permitted under the related Obligor Loan Documents) which has been acquired or held by the related Obligor and such Liens are incurred for financing the acquisition of the equipment, if, the Liens are confined to the equipment and proceeds of the equipment; and

(vi) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (iv) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Person”:  Any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, national banking association, unincorporated organization or government or any agency or political subdivision thereof.

“PIK Loan”:  A Loan which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan for some period of time prior to such Loan requiring the current cash payment of such interest on a monthly or quarterly basis, which cash payment shall be treated as Interest Collections at the time it is received.

“Portfolio Investment”:  Any investment made by the Originator in the ordinary course of business in a Person that is accounted for under GAAP as a portfolio investment of the Originator.

“Prepaid Loan”:  Any Transferred Loan (other than a Charged-Off Loan) that was terminated or has been prepaid in full or in part prior to its scheduled maturity date.

“Predecessor Servicer Work Product”: Has the meaning set forth in Section 9.02(d) hereof.

“Proceeding”:  Any suit in equity, action at law or other judicial or administrative proceeding.

“Proceeds”:  With respect to any Collateral, whatever is receivable or received when such Collateral is sold, collected, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any Insurance Policy relating to such Collateral.

“Purchased Assets”:  All right, title and interest, whether now owned or hereafter received, acquired or arising, and wherever located, of the Originator in and to the property described in clauses (i) through (ix) below and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, other intellectual property rights, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, and other property consisting of, arising out of, or related to any of the following (in each case excluding the Retained Interest and the Excluded Amounts):

(i)  the Transferred Loans, and all monies due or to become due in payment of such Transferred Loans on and after the related Transfer Date, including but not limited to all Collections and all obligations owed to the Originator in connection with the Transferred Loans;

(ii)  any Related Property securing or purporting to secure the Transferred Loans (to the extent the Originator has been granted a Lien thereon) including the related security interest granted by the Obligor under the Transferred Loans, all proceeds from any sale or other disposition of such Related Property;

(iii)  all security interests, Liens, guaranties, warranties, letters of credit, accounts, bank accounts, mortgages or other encumbrances and property subject thereto from time to time purporting to secure payment of any Transferred Loan, together with all UCC financing statements or similar filings relating thereto;

(iv)  all claims (including “claims” as defined in Bankruptcy Code § 101(5)), suits, causes of action, and any other right of the Originator, whether known or unknown, against the related Obligors, if any, or any of their respective Affiliates, agents, representatives, contractors, advisors, or any other Person that in any way is based upon, arises out of or is related to any of the foregoing, including, to the extent permitted to be assigned under applicable law, all claims (including contract claims, tort claims, malpractice claims, and claims under any law governing the purchase and sale of, or indentures for, securities), suits, causes of action, and any other right of the Originator against any attorney, accountant, financial advisor, or other Person arising under or in connection with the related Obligor Loan Documents;

(v)  all cash, securities, or other property, and all setoffs and recoupments, received or effected by or for the account of the Originator under such Transferred Loans (whether for principal, interest, fees, reimbursement obligations, or otherwise) after the related Transfer Date, including all distributions obtained by or through redemption, consummation of a plan of reorganization, restructuring, liquidation, or otherwise of any related Obligor or the related Obligor Loan Documents, and all cash, securities, interest, dividends, and other property that may be exchanged for, or distributed or collected with respect to, any of the foregoing;

(vi)  all Insurance Policies;

(vii)  the Obligor Loan Documents with respect to such Transferred Loans;

(viii)  all Warrant Assets with respect to Transferred Loans; and

(ix)  the proceeds of each of the foregoing.

“Record Date”:  With respect to each Payment Date, the 10th day of each calendar month occurring during the calendar month of such Payment Date, or if any such day is not a Business Day, the first Business Day following such day, commencing September 10, 2008.

“Recoveries”:  With respect to any Defaulted Loan or Charged-Off Loan, proceeds of the sale of any Related Property, proceeds of any related Insurance Policy, and any other recoveries with respect to such Transferred Loan and Related Property, and amounts representing late fees and penalties, net of Liquidation Expenses and amounts, if any, received that are required to be refunded to the Obligor on such Transferred Loan.

“Related Property”:  With respect to any Loan, any property or other assets of the Obligor thereunder pledged or purported to be pledged as collateral or in which a Lien has been granted or purported to be granted to secure the repayment of such Loan and including, without limitation, intellectual property rights.

“Released Amounts”:  With respect to any payment or Collection received with respect to any Transferred Loan on any Business Day (whether such payment or Collection is received by the Servicer, the Originator or the Borrower), an amount equal to that portion of such payment or collection constituting Excluded Amounts or Retained Interest.

“Replaced Loan”:  Defined in Section 3.05(a).

“Responsible Officer”:  When used with respect to:

(a)  the Collateral Custodian (if one has been appointed), any officer within the Corporate Trust Office of such Person, including any Vice President, Assistant Vice President, Secretary, Assistant Secretary or any other officer of such Person customarily performing functions similar to those performed by any of the above designated officers and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject;

(b)  the Agent, or any Affiliate of the Agent, any Vice President of such Person; and

(c)  the Borrower, the Servicer, the Originator or any Affiliate of any of them, the Controller, the President, any Vice President or the Treasurer of such Person.

“Retained Interest”:  With respect to each Transferred Loan, any origination or underwriting fee paid to the Originator in connection with the origination or acquisition of such Transferred Loan under the associated Obligor Loan Documents, which are being retained by the Originator.

“Retransfer Price”:  Defined in Section 3.05(b).

“Review Criteria”:  Defined in Section 2.05(b)(ii).

“Revolving Loan”:  Any Loan that is a line of credit or other similar extension of credit by the Originator where the Originator’s commitment under such Loan is not fully funded and/or the proceeds of such Loan may be repaid and reborrowed.

“S&SA Assignment”:  An assignment of Purchased Assets from the Originator to the Borrower pursuant to this Agreement, in the form of Exhibit B hereto.

“Sales Price”: With respect to any Transferred Loan and all Related Property and other Collateral constituting part of the Purchased Assets with respect to such Transferred Loan, an amount determined by multiplying the Advance Rate times the Outstanding Loan Balance of such Transferred Loan.

“Scheduled Payment”:  On any Record Date, with respect to any Transferred Loan, each monthly or quarterly payment (whether principal, interest or principal and interest) scheduled to be made by the related Obligor after such Record Date under the terms of such Transferred Loan.

“Securities Act”: The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Servicer”: Hercules, in its capacity as the servicer hereunder, or any successor appointed as herein provided.

“Servicer Default”:  Has the meaning set forth in Section 9.01 hereof.

“Servicer Indemnified Party”: Has the meaning set forth in Section 8.01(a) hereof.

“Servicer Report”: A report substantially in the form of Exhibit A hereto, to be delivered as contemplated by Section 4.17(a).

“Servicing Fee”:  For each Payment Date, an amount equal to the sum of the products, for each day during the related Collection Period, of (a) a fraction, the numerator of which is the sum of (i) the Aggregate Outstanding Loan Balance as of the first day of such Collection Period plus (ii) the Aggregate Outstanding Loan Balance as of the last day of such Collection Period, and the denominator of which is two, (b) the Servicing Fee Rate, and (c) a fraction, the numerator of which is 1 and the denominator of which is 360.

“Servicing Fee Rate”:  A rate equal to 1.0% per annum.

“Servicing Records”:  All documents, books, records and other information (including, without limitation, computer programs, tapes, disks, data processing software and related property rights) prepared and maintained by the Servicer with respect to the Loans, any item of Related Property and the related Obligors, other than the Obligor Loan Documents.

“Servicing Officer”:  Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Loans whose name and specimen signature appears on a list of servicing officers annexed to an Officer’s Certificate furnished by the Servicer on the date hereof to the Borrower and the Agent, on behalf of the Lender Group, as such list may from time to time be amended.

“Solvent”:  As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property owned by such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of the property owned by such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“State”:  Any one of the states of the United States of America or the District of Columbia.

“Subordinated Debt” means any unsecured Indebtedness specifically subordinated to the prior payment in full in cash of the Obligations and which shall otherwise be on terms and conditions reasonably satisfactory to Agent and subject to a Subordination Agreement.

“Subordination Agreement” means a subordination agreement executed and delivered by Borrower and each of the holders of Subordinated Debt and Agent, the form and substance of which is satisfactory to Agent.

“Subsidiary”:  With respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Successor Engagement Fee”:  The “One-Time Successor Engagement Fee,” as defined in the Backup Servicer Fee Letter.

“Successor Servicer”:  Defined in Section 9.02(a).

“Tangible Net Worth”:  With respect to any Person, as of any date of determination, determined on a consolidated basis and in accordance with GAAP, the result of (a) such Person’s total members’ or shareholder’s equity, minus (b) all Intangible Assets of such Person, minus (c) all of such Person’s prepaid expenses, minus (d) all amounts due to such Person from Affiliates of such Person.

“Termination Date”: The earliest of (i) the date designated as such by the Agent in its sole discretion by written notice to the Servicer following the occurrence of an Event of Default, (ii) the date upon which this Agreement terminates pursuant to Section 10.01 or (iii) the date of the occurrence of a Bankruptcy Event with respect to the Servicer or the Borrower.

“Third Party Claim”: Has the meaning set forth in Section 8.01(d) hereof.

“Transfer”: Has the meaning set forth in Section 2.08 hereof.

“Transfer Date”:  With respect to each Transferred Loan, the date specified as the “Transfer Date” in the related S&SA Assignment, on and after which Collections on such Transferred Loan shall be included as part of the Collateral.

“Transferred Loans”:  Each Loan that is sold or contributed to the Borrower hereunder; provided, that the term Transferred Loan shall not include any Retained Interests.

“Transition Costs”:  Has the meaning set forth in Section 9.02(a) hereof.

“UCC”:  The Uniform Commercial Code as in effect in the State of New York.

“UCC Assignment”:  A financing statement meeting the requirements of the UCC of the relevant jurisdiction to reflect an assignment of a secured party’s interest in collateral.

“UCC Financing Statement”:  A financing statement meeting the requirements of the UCC of the relevant jurisdiction.

“Underlying Note”:  Each promissory note of an Obligor evidencing a Loan.

“Warrant Asset”:  Means any equity purchase warrants or similar rights convertible into or exchangeable or exercisable for any equity interests received by Hercules as an “equity kicker” from the Obligor in connection with such Transferred Loan; provided that the term Warrant shall in no event include the right of  Hercules to participate as an investor in future equity financings by an Obligor.

Section 1.02.  Other Definitional Provisions.

       (a)  Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns.

       (b)  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

       (c)  As used in this Agreement and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP.  To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document shall control.

       (d)  The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Article, Section, Schedule and Exhibit references contained in this Agreement are references to Articles, Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified; and the term “including” shall mean “including without limitation.”

       (e)  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

ARTICLE II

CONVEYANCE OF THE PURCHASED ASSETS;
BORROWINGS UNDER LOAN AGREEMENT

Section 2.01.  Conveyance of the Purchased Assets; Borrowings.

(a)  Conveyance of the Purchased Assets.  (i)  On each Transfer Date, in consideration of the payment of the Sales Price therefor and subject to the satisfaction of the conditions to each Transfer set forth in Section 2.08 hereof, the Originator hereby sells and assigns to the Borrower, without recourse, but subject to the other terms and provisions of this Agreement, all of the right, title and interest of the Originator in and to the Purchased Assets identified in the applicable S&SA Assignment and the related Loan Schedule, and all proceeds of the foregoing.

          (ii)  On each Transfer Date, the Borrower hereby purchases, and acknowledges the conveyance to it, of the Purchased Assets identified in the applicable S&SA Assignment and the related Loan Schedule, receipt of which is hereby acknowledged by the Borrower.  Concurrently with such delivery, as of the applicable Transfer Date, the Borrower automatically grants a security interest in the Purchased Assets identified in the applicable S&SA Assignment and the related Loan Schedule (a copy of which has or will concurrently therewith be delivered to the Agent) to the Agent pursuant to the Loan Agreement as security for the Borrower’s Obligations under the Loan Agreement and the other Loan Documents.

         (iii)  Notwithstanding anything to the contrary herein, in no event shall the Borrower be required to purchase the Purchased Assets identified in any S&SA Assignment and the related Loan Schedule on any Transfer Date if the conditions precedent to the applicable Transfer set forth in Section 2.08 have not been fulfilled.

          (iv)  The Servicer shall, at its own expense, within one Business Day following each Transfer Date, indicate in its computer files that the Purchased Assets identified in the applicable S&SA Assignment and the related Loan Schedule have been sold to the Borrower pursuant to this Agreement.

           (v)  The parties hereto intend that the conveyances contemplated hereby be sales from the Originator to the Borrower of the Purchased Assets identified in each S&SA Assignment and related Loan Schedule.  In the event the transactions with respect to the Purchased Assets set forth herein are deemed not to be a sale, the Originator hereby grants to the Borrower a security interest in all of the Originator’s right, title and interest in, to and under such Purchased Assets, to secure all of the Originator’s obligations hereunder, and this Agreement shall constitute a security agreement under Applicable Law.

       (b)  Borrowings.  (i) Pursuant to the Loan Agreement, the Borrower may, at its sole option, from time to time request that the Agent or the Lenders make advance of funds to the Borrower under the Loan Agreement (each, a “Borrowing”).  Notwithstanding anything to the contrary herein, in no event shall the Agent or Lenders be required to advance Borrowings if the conditions precedent to the making of Borrowings set forth Section 2.07 hereof and in Section 3.01, 3.02, and 3.03 of the Loan Agreement have not been fulfilled.

Section 2.02.  Ownership and Possession of Loan Files.

With respect to each Loan, as of the related Transfer Date, the ownership of the related Obligor Loan Documents shall be vested in the Borrower as part of the Collateral to secure the Obligations, and a security interest in the related Obligor Loan Documents shall be granted and pledged to the Agent pursuant to the loan Agreement, and the Agent or, if a Collateral Custodian has been appointed, the Collateral Custodian, shall take possession of the Loan Files as contemplated in Section 2.04 hereof.

Section 2.03.  Books and Records; Intention of the Parties.

On or prior to the Closing Date, the Originator shall, at such party’s sole expense, cause to be filed UCC Financing Statements naming the Borrower as “secured party” and describing the Purchased Assets being sold by the Originator to the Borrower with the office of the Secretary of State of the state in which the Originator is “located” for purpose of the applicable UCC and in any other jurisdictions as shall be necessary to perfect a security interest in the Purchased Assets.

Section 2.04.  Delivery of Loan Files.

       (a)  The Originator shall, with respect to each Loan subject to a Transfer, as of the related Transfer Date, (i) no later than 12:00 p.m. New York City time on the related Transfer Date, deliver or cause to be delivered to the Agent or, if a Collateral Custodian has been appointed, the Collateral Custodian, as the designated agent of the Agent, by facsimile transmission or in an electronic format mutually agreed to by the Originator and the Agent, the Loan Schedule and a copy of each executed Underlying Note endorsed in blank and (ii) within two Business Days after such Transfer Date, deliver (or caused to be delivered) to the Agent or, if a Collateral Custodian has been appointed, the Collateral Custodian, each original and duly executed Underlying Note and Assignment of Mortgage (if any), in each case endorsed in blank, any security agreement related to each such Loan, and all other Obligor Loan Documents for each such Loan, including a Loan Checklist for such Loan being transferred (on which List the Agent or, if a Collateral Custodian has been appointed, the Collateral Custodian, shall rely).

       (b)  The Agent or, if a Collateral Custodian has been appointed, the Collateral Custodian, shall take and maintain continuous physical possession of the Loan Files delivered to it by the Originator and, in connection therewith, shall act solely as Agent or, in the case of the Collateral Custodian, as the agent for the Agent, on behalf of the Lender Group in accordance with the terms hereof and not as agent for the Originator, the Servicer or any other party.

Section 2.05.  Acceptance by the Agent of the Loan Files; Certification by the Collateral Custodian.

       (a)  Based on the Final Collateral Certification prepared by the Agent or, if a Collateral Custodian has been appointed, the Final Collateral Certification received by the Agent from the Collateral Custodian and as of the date of delivery thereof, the Agent will acknowledge receipt of the Loan Files delivered to the Agent or, if a Collateral Custodian has been appointed, the Collateral Custodian on behalf of the Agent, pursuant to Section 2.04 and declares that it holds and will continue to hold directly the Obligor Loan Documents and any amendments, replacements or supplements thereto and all other assets constituting the Collateral delivered to it for the use and benefit of the Lender Group.

       (b)  (i)          On or before 3:00 p.m. New York City time on the related Transfer Date, the Agent will prepare and provide a copy to the Backup Servicer, the Collateral Custodian (if one has been appointed) and the Originator, or, if a Collateral Custodian has been appointed, the Collateral Custodian will deliver to the Agent, with a copy to the Backup Servicer, the Collateral Custodian and the Originator, an Initial Collateral Certification, confirming whether or not it has received a copy of each executed Underlying Note endorsed in blank, for each Loan identified on the Loan Schedule to the S&SA Assignment with respect to such Transfer Date.

          (ii)  Within five Business Days after its receipt of the remaining Obligor Loan Documents for each such Transferred Loan, the Agent or, if a Collateral Custodian has been appointed, the Collateral Custodian, shall review the related Obligor Loan Documents to confirm that: (A) each related Underlying Note has been properly executed and has no missing or mutilated pages, (B) UCC Financing Statements and other filings required by the related Obligor Loan Documents have been made, (C) other than in the case of a Transferred Loan secured by receivables only (as identified on the Loan Checklist), an Insurance Policy is contained in such Obligor Loan Documents with respect to any real or personal property constituting the Related Property for such Transferred Loan, (D) the related Outstanding Loan Balance, and Obligor name with respect to such Transferred Loan is accurately reflected on the related Loan Schedule and (E) based on the Obligor Loan Documents received, such Transferred Loan is not already included in the Collateral (collectively, the “Review Criteria”).  Upon completion of such review, the Agent will prepare and provide a copy to the Backup Servicer, the Collateral Custodian and the Originator or, if a Collateral Custodian has been appointed, the Collateral Custodian will deliver a Final Collateral Certification to the Agent, with a copy to the Backup Servicer, the Collateral Custodian and the Originator, confirming its receipt of the Obligor Loan Documents.  Such certification will also contain an exception report attached as Attachment A thereto which will identify any Transferred Loans for which (i) the Agent or, if a Collateral Custodian has been appointed, the Collateral Custodian, has not received a Obligor Loan Document or (ii) any Review Criteria is not satisfied.

         (iii)  The Originator shall have five Business Days to deliver any missing Obligor Loan Documents or correct any non-compliance with any Review Criteria.  If after the conclusion of such time period the Originator has not delivered such missing Obligor Loan Document or cured any non-compliance by a Transferred Loan with any Review Criteria and such failure has a material adverse effect on the value or enforceability of any Transferred Loan or the interests of the Lender Group in any Transferred Loan, such Transferred Loan shall be deemed to be an Ineligible Loan and the Originator shall repurchase such Transferred Loan pursuant to Section 3.05(b) within one Business Day after notice thereof at the Retransfer Price thereof by depositing such Retransfer Price directly in the Agent’s Account or the Cash Management Account; provided that the Originator shall not be required to pay the Retransfer Price with respect to any such Transferred Loan to the extent that, after giving effect to the removal of such Loan from the Collateral, the Availability shall exceed $0.  On or prior to the date of such repurchase, the Originator shall deliver to the Agent, with a copy to the Backup Servicer and the Collateral Custodian (if one has been appointed), a certification of a Responsible Officer indicating that the Originator intends to repurchase such Transferred Loan.

          (iv)  It is understood and agreed that the obligation of the Originator to repurchase any such Transferred Loan pursuant to this Section 2.05(b) and Section 3.05 shall constitute the sole remedy with respect to such failure to comply with the foregoing delivery requirements.

       (c)  In performing its reviews of the Obligor Loan Documents, neither the Agent nor, if a Collateral Custodian has been appointed, the Collateral Custodian, shall have any responsibility to determine the genuineness of any document contained therein and any signature thereon.  Neither the Agent nor, if a Collateral Custodian has been appointed, the Collateral Custodian, shall have any responsibility for determining whether any document is valid and binding, whether the text of any assignment or endorsement is in proper or recordable form, whether any document has been recorded in accordance with the requirements of any applicable jurisdiction or whether a blanket assignment is permitted in any applicable jurisdiction.

Section 2.06.  Conditions Precedent to Closing.  The effectiveness of this Agreement shall be subject to the satisfaction of the following conditions precedent as of the Closing Date:

       (a)  all conditions precedent to closing under Section 3.01 of the Loan Agreement shall have been fulfilled;

       (b)  the Originator shall have delivered to the Agent evidence of a UCC-1 filing filed with the Maryland Department of Assessments and Taxation naming Originator as seller and Borrower as buyer, to evidence the transfer of the Transferred Loans and other Purchased Assets pursuant to this Agreement, in form and substance reasonably satisfactory to the Agent; and

       (c)  the Originator shall have taken any action reasonably requested by the Agent or the Borrower required to maintain or evidence the ownership interest of the Borrower in the Purchased Assets and the security interest of the Agent in the Collateral.

Section 2.07.  Conditions to Borrowings.  On the Closing Date and on any Business Day prior to the Maturity Date, the Borrower may request a Borrowing from the Lender Group in accordance with the Loan Agreement.  Any Borrowing (including any Borrowing made on the Closing Date) shall be subject to the following conditions:

       (a)  the Servicer shall have delivered to the Agent (with a copy to the Collateral Custodian, if one has been appointed, and to the Backup Servicer) on behalf of the Borrower a Borrowing Base Certificate;

       (b)  all applicable conditions precedent to the Lender Group’s advance of the Borrowing under Sections 3.01, 3.02, and 3.03 of the Loan Agreement shall have been fulfilled as of such Borrowing Date.

       (c)  as of such date, neither the Originator nor the Borrower shall have reason to believe that its insolvency is imminent;

       (d)  on and as of such date, after giving effect to such Borrowing, the Availability shall exceed zero;

       (e)  the Originator shall have taken any action reasonably requested by the Agent or the Borrower required to maintain or evidence the ownership interest of the Borrower in the Purchased Assets and the security interest of the Agent in the Collateral.;

       (f)  the Originator shall have deposited, or caused to be deposited, in the Cash Management Account all Collections received with respect to each of the Loans Transferred on and after its applicable Transfer Date;

       (g)  each of the representations and warranties made by the Originator contained in Section 3.03 with respect to the Loans on the Closing Date shall be true and correct as of the applicable Borrowing Date (in the case of a Borrowing other than on the Closing Date, with the same effect as if then made) and each of the Borrower and the Originator shall have performed all obligations to be performed by it under the Loan Documents on or prior to such Borrowing Date; and

       (h)  it shall be a condition to the initial Borrowing that the Servicer shall have delivered the form of Servicer Report, to be attached hereto as Exhibit A, to the Backup Servicer and the Agent.

Section 2.08.  Conditions to Transfers of Loans.  On the Closing Date and on any Business Day prior to the Maturity Date, the Originator may convey Loans to the Borrower (each such conveyance, a “Transfer”).  Any Transfer (including any Transfer made on the Closing Date) shall be subject to the following conditions:

       (a)  At least two Business Days prior to the proposed Transfer Date, the Servicer shall give notice to the Agent (with a copy to the Collateral Custodian, if one has been appointed, and to the Backup Servicer) of such proposed Transfer Date and provide an estimate of the number of Loans and aggregate Outstanding Loan Balance of such Loans proposed to be conveyed to the Borrower on such Transfer Date.

       (b)  On the Business Day prior to the proposed Transfer Date, the Borrower shall deliver to the Agent (with a copy to the Collateral Custodian, if one has been appointed, and to the Backup Servicer) a final Loan Schedule setting forth the Loans proposed to be transferred on such Transfer Date.

       (c)  On the applicable Transfer Date, the Borrower shall deliver to the Agent (with a copy to the Collateral Custodian, if one has been appointed, and to the Backup Servicer) a fully-executed S&SA Assignment and a final Loan Schedule setting forth the Loans Transferred on such Transfer Date.

       (d)  If the Borrower will consummate a Borrowing on such Transfer Date in connection with the applicable Transfer, the conditions precedent to such Borrowing set forth in Section 2.07 hereof and Sections 3.01, 3.02, and 3.03 of the Loan Agreement shall be satisfied.

       (e)  As of the applicable Transfer Date, neither the Originator nor the Borrower shall have reason to believe that its insolvency is imminent.

       (f)  The Originator shall have taken any action reasonably requested by the Agent or the Borrower required to maintain or evidence the ownership interest of the Borrower in the Purchased Assets and the security interest of the Agent in the Collateral.

       (g)  Each of the representations and warranties made by the Originator contained in Section 3.03 with respect to the Loans made on the Closing Date shall be true and correct as of the applicable Transfer Date, with the same effect as if then made, and each of the Borrower and the Originator shall have performed all obligations to be performed by it under the Loan Documents on or prior to such Transfer Date; provided that, if any representation or warranty made by the Originator pursuant to Section 3.03 shall be incorrect as of any Transfer Date with respect to any Loan to be purchased on such date, the Borrower shall only be relieved of its obligation to purchase such Loan affected by such breach and, assuming satisfaction or waiver of the other conditions set forth in this clause (g), the Borrower shall nonetheless be obligated to purchase all Loans to be purchased on such date that are unaffected by such breach.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01.  Representations and Warranties of the Borrower.

The Borrower hereby represents, warrants and covenants to the other parties hereto and the Lenders that as of each Transfer Date:

       (a)  The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has, and had at all relevant times, full power to own its property, to carry on its business as currently conducted and to enter into and perform its obligations under each Loan Document to which it is a party;

       (b)  The execution and delivery by the Borrower of each Loan Document to which the Borrower is a party and its performance of and compliance with all of the terms thereof will not violate the Borrower’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach or acceleration of, any material contract, agreement or other instrument to which the Borrower is a party or which are applicable to the Borrower or any of its assets;

       (c)  The Borrower has the full power and authority to enter into and consummate the transactions contemplated by each Loan Document to which the Borrower is a party, has duly authorized the execution, delivery and performance of each Loan Document to which it is a party and has duly executed and delivered each Loan Document to which it is a party; each Loan Document to which it is a party, assuming due authorization, execution and delivery by the other party or parties thereto, constitutes a valid, legal and binding obligation of the Borrower, enforceable against it in accordance with the terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

       (d)  The Borrower is not in violation of, and the execution and delivery by the Borrower of each Loan Document to which the Borrower is a party and its performance and compliance with the terms of each Loan Document to which the Borrower is a party will not constitute a violation with respect to any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over it or its business, which violation would materially and adversely affect the financial condition or operations of the Borrower or any of its properties or materially and adversely affect the performance of any of its duties hereunder;

       (e)  There are no actions or proceedings against, or investigations of, the Borrower currently pending with regard to which the Borrower has received service of process, and no action or proceeding against, or investigation of, the Borrower is, to the knowledge of the Borrower, threatened or otherwise pending before any court, administrative agency or other tribunal that (A) would prohibit its entering into any of the Loan Documents to which it is a party or render its obligations thereunder invalid, (B) seeks to prevent the consummation of any of the transactions contemplated by any of the Loan Documents to which it is a party or (C) would prohibit or materially and adversely affect the performance by the Borrower of its obligations under, or the validity or enforceability of, any of the Loan Documents to which it is a party;

       (f)  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Borrower of, or compliance by the Borrower with, any of the Loan Documents to which the Borrower is a party, or for the consummation of the transactions contemplated by any of the Loan Documents to which the Borrower is a party, except for such consents, approvals, authorizations and orders, if any, that have been obtained prior to such date;

       (g)  The Borrower is solvent, is able to pay its debts as they become due and has capital sufficient to carry on its business and its obligations hereunder; it will not be rendered insolvent by the execution and delivery of any of the Loan Documents to which it is a party or the assumption of any of its obligations thereunder; no petition of bankruptcy (or similar Bankruptcy Proceeding) has been filed by or against the Borrower;

       (h)  The Borrower will be the sole owner of, each item in the Purchased Assets transferred by the Originator, free and clear of any Lien other than Permitted Liens, and, subject to the Loan Agreement, the Agent will have a first priority perfected security interest in each item of Collateral, in each case free and clear of any Lien other than Permitted Liens;

       (i)  The Borrower acquired title to the Purchased Assets in good faith, without notice of any adverse claim;

       (j)  None of the Loan Documents to which the Borrower is a party, nor any Officer’s Certificate, statement, report or other document prepared by the Borrower and furnished or to be furnished by it pursuant to any of the Loan Documents to which it is a party or in connection with the transactions contemplated thereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading;

       (k)  The Borrower is not required to be registered as an “investment company,” under the 1940 Act;

       (l)  The Borrower’s principal place of business and chief executive offices are located at 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301, or at such other address as shall be designated by such party in a written notice to the other parties hereto; and

       (m)  The Borrower covenants that during the continuance of this Agreement it will comply in all respects with the provisions of its organizational documents in effect from time to time.

Section 3.02.  Representations and Warranties of the Originator.

The Originator hereby represents and warrants to the other parties hereto and the Lenders that as of the Closing Date and as of each Transfer Date:

       (a)  The Originator is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified, in good standing and licensed to carry on its business in each state where the conduct of its business requires it to be so qualified and licensed and has full corporate power and authority to own its property, to carry on its business as currently conducted and to enter into and perform its obligations under each Loan Document to which it is a party;

       (b)  The execution and delivery by the Originator of each Loan Document to which it is a party and its performance of and compliance with the terms thereof will not violate the Originator’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach or acceleration of, any material contract, agreement or other instrument to which the Originator is a party or which may be applicable to the Originator or any of its assets in each case that is likely to affect materially and adversely its ability to carry out the transactions contemplated hereby;

       (c)  The Originator has the full power and authority to enter into and consummate all transactions contemplated by the Loan Documents to be consummated by it, has duly authorized the execution, delivery and performance of each Loan Document to which it is a party and has duly executed and delivered each Loan Document to which it is a party; each Loan Document to which it is a party, assuming due authorization, execution and delivery by each of the other parties thereto, constitutes a valid, legal and binding obligation of the Originator, enforceable against it in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

       (d)  The Originator is not in violation of, and the execution and delivery of each Loan Document to which it is a party by the Originator and its performance and compliance with the terms of each Loan Document to which it is a party will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over it or its business, which violation would materially and adversely affect the financial condition, business or operations of the Originator or its properties or materially and adversely affect the performance of its duties under any Loan Document to which it is a party;

       (e)  There are no actions or proceedings against, or investigations of, the Originator currently pending with regard to which the Originator has received service of process, and no action or proceeding against, or investigation of, the Originator is, to the Originator’s knowledge, threatened or otherwise pending before any court, administrative agency or other tribunal that (A) would prohibit its entering into any Loan Document to which it is a party or render its obligations thereunder invalid, (B) seeks to prevent the consummation of any of the transactions contemplated by any Loan Document to which it is a party or (C) would prohibit or materially and adversely affect the sale and contribution of the Purchased Assets to the Borrower, the performance by the Originator of its obligations under, or the validity or enforceability of, any Loan Document to which it is a party;

       (f)  No consent, approval, authorization or order of any court or governmental agency or body is required for:  (1) the execution, delivery and performance by the Originator of, or compliance by the Originator with, any Loan Document to which it is a party, (2) the sale and contribution of the Purchased Assets to the Borrower, or (3) the consummation of the transactions required of it by any Loan Document to which it is a party, except such as shall have been obtained before such date, other than:  (A) the filing or recording of financing statements, instruments of assignment and other similar documents necessary in connection with the sale of the Purchased Assets to the Borrower, (B) such consents, approvals, authorizations, qualifications, registrations, filings or notices as have been obtained or made and (C) where the lack of such consent, approval, authorization, qualification, registration, filing or notice is unlikely to have a material adverse effect on its performance hereunder;

       (g)  Immediately prior to the sale of the Purchased Assets to the Borrower, the Originator had good and valid title to the Purchased Assets sold by it on such date free and clear of all Liens other than Permitted Liens;

       (h)  The Originator is solvent, is able to pay its debts as they become due and has capital sufficient to carry on its business and its obligations under each Loan Document to which it is a party; it will not be rendered insolvent by the execution and delivery of this Agreement or by the performance of its obligations under each Loan Document to which it is a party; no petition of bankruptcy (or similar Bankruptcy Proceeding) has been filed by or against the Originator prior to the date hereof;

       (i)  The Originator has transferred the Purchased Assets transferred by it on each Transfer Date without any intent to hinder, delay or defraud any of its creditors;

       (j)  The Originator has received fair consideration and reasonably equivalent value in exchange for the Purchased Assets sold and contributed by it on each Transfer Date to the Borrower;

       (k)  The Originator has not dealt with any broker or agent or other Person who might be entitled to a fee, commission or compensation in connection with the transaction contemplated by this Agreement;

       (l)  The Originator’s principal place of business and chief executive offices are located at 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301 or at such other address as shall be designated by such party in a written notice to the other parties hereto;

       (m)  The Originator and the Servicer acknowledge and agree that the Servicing Fee represents reasonable compensation for the performance of the servicing duties hereunder and that the entire Servicing Fee shall be treated by the Servicer and the Originator, for accounting purposes, as compensation for the servicing and administration of the Transferred Loans pursuant to this Agreement; and

       (n)  The Originator is in compliance with the financial covenants set forth in Section 7.01.

It is understood and agreed that the representations and warranties set forth in this Section 3.02 shall survive delivery of the respective Loan Files to Agent or, if a Collateral Custodian has been appointed, the Collateral Custodian as the agent of the Agent, and shall inure to the benefit of the Agent, the Lenders, the Servicer, and the Borrower.  Upon discovery by the Originator, the Servicer, the Borrower, or the Agent of a breach of any of the foregoing representations and warranties that materially and adversely affects the value of any item of Collateral or the interests of the Lender Group in any item of Collateral, the party discovering such breach shall give prompt written notice to the other parties.  The fact that Agent or any Lender has conducted or has failed to conduct any partial or complete due diligence investigation of the Loan Files shall not affect any rights of the Lender Group under this Agreement.

Section 3.03.  Representations and Warranties Regarding the Loans.

The Originator hereby represents and warrants, to the Agent, for the benefit of the Lender Group, that as of the Closing Date with respect to each Loan sold or contributed to the Borrower on the Closing Date, if any, and as of each Transfer Date with respect to each Loan sold or contributed to the Borrower on each Transfer Date:

       (a)  the Loan is evidenced by a promissory note that has been duly authorized and that, together with the related Obligor Loan Documents, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Loan to pay the stated amount of the Loan and interest thereon, and the related Obligor Loan Documents are enforceable against such Obligor in accordance with their respective terms;

       (b)  the Loan was originated in accordance with the terms of the Credit and Collection Policy and arose in the ordinary course of the Originator’s business from the lending of money to the related Obligor;

       (c)  the Loan is not a Defaulted Loan or a Charged-Off Loan, and no payment or portion thereof is more than 30 days delinquent;

       (d)  the Obligor of such Loan has executed all appropriate documentation required by the Originator, as required by, and in accordance with, the Credit and Collection Policy;

       (e)  the Loan, together with the Obligor Loan Documents related thereto, is a “general intangible,” an “instrument,” a “payment intangible,” an “account,” or “chattel paper” within the meaning of the UCC of all jurisdictions that govern the perfection of the security interest granted therein;

       (f)  all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the making of such Loan have been duly obtained, effected or given and are in full force and effect;

       (g)  any applicable taxes in connection with the transfer of such Loan have been paid and the Obligor has been given any assurances (including with respect to the payment of transfer taxes and compliance with securities laws) required by the Obligor Loan Documents in connection with the transfer of the Loan;

       (h)  the Loan is denominated and payable only in Dollars in the United States;

       (i)  the Loan bears some current cash interest, which is due and payable monthly or quarterly;

       (j)  the Loan, together with the related Obligor Loan Documents, was originated in accordance with, and does not contravene in any material respect any Applicable Laws (including, without limitation, laws, rules and regulations relating to usury, predatory lending, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

       (k)  the Loan, together with the related Obligor Loan Documents, is fully assignable without consent of the applicable Obligor or any agent with respect to the Loan (except for such consents which have been obtained prior to the related Transfer Date), (and, if such Loan is secured by an interest in real property, an Assignment of Mortgage, in a form reasonably approved by the Agent and attached hereto as Exhibit E prior to the first Borrowing pursuant to which a Loan secured by an interest in real property shall become part of the Collateral, has been delivered to the Agent or, if a Collateral Custodian has been appointed, the Collateral Custodian);

       (l)  the Loan was documented and closed in accordance with the Credit and Collection Policy, and there is only one current original of each promissory note representing all or a portion of the Outstanding Loan Balance of any Loan that is included in the Collateral, and each such note has been delivered to the Agent or, if a Collateral Custodian has been appointed, the Collateral Custodian on behalf of the Agent, duly endorsed as Collateral;

       (m)  the Loan and the Borrower’s interest in all related Collateral and Related Property are free of any Liens, except for Permitted Liens, and all filings and other actions required to perfect the security interest of the Agent, on behalf of the Lender Group, in the Collateral have been made or taken;

       (n)  the Loan has an original term to maturity of no more than 60 months, and is either fully amortizing in installments (which installments need not be in identical amounts) over such term or the principal amount thereof is due in a single installment at the end of such term;

       (o)  no right of rescission, set off, counterclaim, defense or other material dispute has been asserted with respect to such Loan;

       (p)  any Related Property with respect to such Loan is insured to the extent consistent with the Credit and Collection Policy;

       (q)  the Obligor Loan Documents with respect to such Loan are complete in accordance with the Credit and Collection Policy;

       (r)  the Obligor with respect to such Loan is not a Person who would cause such Loan to not be an Eligible Note Receivable under the Loan Agreement;

       (s)  such Loan does not contain any confidentiality provision which would purport to restrict disclosure of data or other information related to such Loan or the related Obligor if such disclosure is subject to confidentiality restrictions that reasonably protect against the disclosure of such data or other information;

       (t)  the Loan does not by its terms permit the payment obligation of the Obligor thereunder to be converted into or exchanged for equity capital of such Obligor;

       (u)  the Obligor of such Loan has waived all rights of set-off and/or counterclaim against the Originator of the Loan and all assignees thereof; and

       (v)  all information on the Loan Schedule delivered to the Agent or, if a Collateral Custodian has been appointed, the Collateral Custodian on behalf of the Agent with respect to such Loan is true and correct.

It is understood and agreed that the representations and warranties set forth herein shall survive delivery of the respective Loan Files to the Borrower and/or the Agent or, if a Collateral Custodian has been appointed, the Collateral Custodian, and shall inure to the benefit of the Borrower, Agent and Lender Group, as applicable, and their successors and assigns, notwithstanding any restrictive or qualified endorsement or assignment.

Section 3.04.  Notice of Breach of Representations and Warranties.  It is understood and agreed that the representations and warranties set forth in Section 3.03 shall survive the conveyance of the Purchased Assets to the Borrower and the grant by the Borrower of a security interest in the Collateral to the Agent, as applicable.  Upon discovery by the Servicer, the Originator, the Collateral Custodian (if one has been appointed), the Borrower, or the Agent of a breach of any of such representations and warranties or the representations and warranties of the Originator set forth in Section 3.02 or 3.03, which breach materially and adversely affects the value or enforceability of all or any portion of the Purchased Assets or the interests of the Lender Group in all or any portion of the Collateral, any party discovering such breach shall give prompt written notice to the others.

Section 3.05.  Repurchase of Ineligible Loans.

       (a)  [Intentionally Omitted].

       (b)  Repurchase of Ineligible Loans.

           (i)  Subject to Section 3.05(b)(ii), in the event of a breach of (A) any representation or warranty set forth in Section 3.03 with respect to a Transferred Loan (or the Related Property and other related collateral constituting part of the Purchased Assets related to such Transferred Loan) (each such Transferred Loan, an “Ineligible Loan”), no later than 30 days after the earlier of (x) knowledge of such breach on the part of the Originator or the Servicer and (y) receipt by the Originator or the Servicer of written notice thereof given by the Borrower or the Agent, or (B) the applicable Transferred Loan is identified for repurchase pursuant to Section 2.05(b)(ii), the Borrower shall repay Advances Outstanding in an amount equal to the aggregate Retransfer Price of such Ineligible Loan(s) to which such breach relates on the terms and conditions set forth below; provided, that no such repayment shall be required to be made with respect to any Ineligible Loan (and such Transferred Loan shall cease to be an Ineligible Loan) if, on or before the expiration of such 30 day period, the representations and warranties in Section 3.03 with respect to such Ineligible Loan shall be made true and correct in all material respects with respect to such Ineligible Loan as if such Ineligible Loan had become part of the Collateral on such day.  If the Borrower is required to repay Advances Outstanding pursuant to this Section 3.05(b)(i), the Originator shall make a contemporaneous deposit to the Cash Management Account of the related Retransfer Price, as contemplated by Section 3.05(b)(iii).

          (ii)  Notwithstanding anything contained in this Section 3.05(b) to the contrary, in the event that a Transferred Loan is determined to be an Ineligible Loan by reason of a breach of any representation and warranty set forth in Section 3.03 with respect to each Transferred Loan, the Related Property and other related collateral constituting part of the Purchased Assets related to such Transferred Loan having been (A) conveyed to the Borrower or granted as Collateral to the Agent, on behalf of the Lenders, free and clear of any Lien of any Person claiming through or under the Originator or its Affiliates and (B) in compliance, in all material respects, with all Applicable Law, immediately upon the earlier to occur of the discovery of such breach by the Borrower or receipt by the Borrower of written notice of such breach given by the Agent, the Originator shall make a contemporaneous deposit to the Cash Management Account as contemplated by Section 3.05(b)(iii) to enable the Borrower to repay, and the Borrower shall repay, Advances Outstanding in an amount equal to the sum of (I) the aggregate Outstanding Loan Balance of such Ineligible Loan(s), and (II) any accrued and unpaid interest thereon (collectively, the “Retransfer Price”), and the Agent shall release to the Borrower (for release to the Originator) any such Ineligible Loan(s) and relinquish any Lien created thereon pursuant to the Loan Agreement or otherwise.  On and after the date of payment of the Retransfer Price, the applicable Ineligible Loan and the Related Property and other related collateral constituting part of the Purchased Assets with respect to such Ineligible Loan shall not be included in the Collateral.

         (iii)  In consideration of any such release by the Borrower (and by the Agent on behalf of the Lenders), the Originator shall, on the date of such repayment, deposit to the Cash Management Account, in immediately available funds, an amount equal to the Retransfer Price therefor.  Upon each such repayment, the Agent, on behalf of the Lenders, shall automatically and without further action be deemed to release to the Borrower (which shall release to the Originator) all the right, title and interest of the Agent on behalf of the Lenders (and all right, title and interest of the Borrower) in, to and under such Ineligible Loan(s) and all monies due or to become due with respect thereto, all proceeds thereof and all rights to security for any such Ineligible Loan, and all proceeds and products of the foregoing.  The Borrower and the Agent shall, at the sole expense of the Borrower, execute such documents and instruments of transfer as may be prepared by the Borrower and the Originator (or the Servicer on their behalf) and take such other actions as shall reasonably be requested by the Borrower to effect the transfer of such Ineligible Loan pursuant to this Section 3.05.

          (iv)  The Borrower hereby agrees that if any real property collateral securing any Transferred Loan becomes the subject of any claims, proceedings, Liens or encumbrances with respect to any material violation or claimed material violation of any Environmental Law, such Transferred Loan shall for all purposes hereunder be deemed an Ineligible Loan at and following the time of discovery of such fact by the Servicer, the Borrower, any Lender, the Agent, or the Collateral Custodian (if one has been appointed), and the Originator shall deposit to the Cash Management Account an amount equal to the Retransfer Price of such Ineligible Loan.  Such Ineligible Loan shall otherwise be treated in accordance with this Section 3.05.

ARTICLE IV

ADMINISTRATION AND SERVICING OF LOANS

Section 4.01.  Appointment of the Servicer.

The Borrower hereby appoints Hercules Technology Growth Capital, Inc. as the Servicer hereunder to service the Transferred Loans and enforce its respective rights and interests in and under each Transferred Loan in accordance with the terms and conditions of this Article IV and to serve in such capacity until the termination of its responsibilities pursuant to Section 9.01.  Hercules Technology Growth Capital, Inc. hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.  The Servicer and the Borrower hereby acknowledge that the Agent and the Lender Group are third party beneficiaries of the obligations undertaken by the Servicer hereunder.

Section 4.02.  Duties and Responsibilities of the Servicer.

       (a)  The Servicer shall conduct the servicing, administration and collection of the Transferred Loans and shall take, or cause to be taken, all such actions as may be necessary or advisable to service, administer and collect Transferred Loans from time to time on behalf of the Borrower and as the Borrower’s agent.  The Servicer will service, administer and make collections on the Transferred Loans with reasonable care, using that degree of skill and attention that the Servicer exercises with respect to all comparable loans that it services for itself or others and in accordance with the Accepted Servicing Practices.

       (b)  The duties of the Servicer, as the Borrower’s agent, shall include, without limitation:

           (i)  preparing and submitting of claims to, and post-billing liaison with, Obligors on Transferred Loans;

          (ii)  maintaining all necessary Servicing Records with respect to the Transferred Loans and providing such reports to the Borrower, the Agent and the Lender Group in respect of the servicing of the Transferred Loans (including information relating to its performance under this Agreement) as may be required hereunder, under the Loan Agreement, or as the Borrower or the Agent may reasonably request;

         (iii)  maintaining and implementing administrative and operating procedures (including, without limitation, an ability to re-create Servicing Records evidencing the Transferred Loans in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Transferred Loans (including, without limitation, records adequate to permit the identification of each new Transferred Loan and all Collections of and adjustments to each existing Transferred Loan); provided, that any successor Servicer shall only be required to re-create the Servicing Records of each prior Servicer to the extent such records have been delivered to it in a format reasonably acceptable to such successor Servicer;

          (iv)  promptly delivering to the Borrower, the Agent, the Lender Group and the Collateral Custodian (if one has been appointed), from time to time, such information and Servicing Records (including information relating to its performance under this Agreement) as the Borrower, the Agent, or the Collateral Custodian (if one has been appointed) may from time to time reasonably request;

           (v)  identifying each Transferred Loan clearly and unambiguously in its Servicing Records to reflect that such Transferred Loan is owned by the Borrower and pledged to the Agent, for the benefit of the Lender Group;

          (vi)  complying in all material respects with the Credit and Collection Policy in regard to each Transferred Loan;

         (vii)  complying in all material respects with all Applicable Laws with respect to it, its business and properties and all Transferred Loans and Collections with respect thereto;

        (viii)  preserving and maintaining its existence, rights, licenses, franchises and privileges as a corporation in the jurisdiction of its organization, and qualifying and remaining qualified in good standing as a foreign corporation and qualifying to and remaining authorized and licensed to perform obligations as Servicer (including enforcement of collection of Transferred Loans on behalf of the Borrower and the Agent,) in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect (A) the rights or interests of the Borrower, the Agent, and the Lender Group in the Transferred Loans, (B) the collectibility of any Transferred Loan, or (C) the ability of the Servicer to perform its obligations hereunder;

          (ix)  notifying the Borrower and the Agent of any material action, suit, proceeding, dispute, offset deduction, defense or counterclaim that (1) is or is threatened to be asserted by an Obligor with respect to any Transferred Loan; or (2) would reasonably be expected to have a Material Adverse Effect; and

       (c)  The Borrower and Servicer hereby acknowledge that none of the Agent or the Lender Group, nor the Collateral Custodian (if one has been appointed), shall have any obligation or liability with respect to any Transferred Loans, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

Section 4.03.  Authorization of the Servicer.

       (a)  Each of the Borrower and the Agent, on behalf of the Lender Group, hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the pledge of the Transferred Loans pursuant to the Loan Agreement, in the determination of the Servicer, to collect all amounts due under any and all Transferred Loans, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Transferred Loans and, after the delinquency of any Transferred Loan and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Originator could have done if it had continued to own such Loan.  The Borrower shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectibility of the Transferred Loans.  In no event shall the Servicer be entitled to make the Borrower, the Collateral Custodian (if one has been appointed), the Agent or any member of the Lender Group a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Agent’s consent.

       (b)  After an Event of Default has occurred and is continuing, at the Agent’s direction, the Servicer shall take such action as the Agent may deem necessary or advisable to enforce collection of the Transferred Loans; provided, that the Agent may, at any time after an Event of Default has occurred and is continuing, notify any Obligor with respect to any Transferred Loans of the pledge of such Transferred Loans to the Agent and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Agent or any servicer, collection agent or lock-box or other account designated by the Agent and, upon such notification and at the expense of the Borrower, the Agent may enforce collection of any such Transferred Loans and adjust, settle or compromise the amount or payment thereof.  The Agent shall give written notice to any successor Servicer of the Agent’s actions or directions pursuant to this Section 4.3(b).

Section 4.04.  Collection of Payments.

       (a)  Collection Efforts, Modification of Loans.  The Servicer will make reasonable efforts to collect all payments called for under the terms and provisions of the Transferred Loans as and when the same become due, and will follow those collection procedures as are consistent with Accepted Servicing Practices.  The Servicer may not waive, modify or otherwise vary any provision of a Transferred Loan, except as may be in accordance with the Credit and Collection Policy.  Notwithstanding anything to the contrary contained herein, the Servicer will not take any action with respect to any Transferred Loans that is prohibited under the Loan Agreement.

       (b)  Taxes and other Amounts.  To the extent provided for in any Transferred Loan, the Servicer will use its best efforts to collect all payments with respect to amounts due for taxes, assessments and insurance premiums relating to such Transferred Loans or the Related Property and remit such amounts to the appropriate Governmental Authority or insurer on or prior to the date such payments are due.

       (c)  Payments to Cash Management Account.  On or before the Transfer Date with respect to each Transferred Loan, the Servicer shall have instructed all Obligors to make all payments in respect of all Transferred Loans included in the Collateral directly to a Cash Management Account established pursuant to the Loan Agreement.  Servicer shall also be responsible for compliance with the all other requirements of the cash management provisions in Section 2.6 of the Loan Agreement.

       (d)  Adjustments.  If (i) the Servicer makes a deposit into the Cash Management Account in respect of a Collection of a Transferred Loan included in the Collateral and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Cash Management Account to reflect such dishonored check or mistake.  Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

       (e)  Released Amounts.  The Agent hereby agrees that it shall release to the Borrower from the Collateral, and the Borrower hereby agrees to release to the Originator, an amount equal to the Released Amounts promptly upon receipt of an Officer’s Certificate of the initial Servicer (or the Originator if the initial Servicer is no longer the Servicer) setting forth the calculation thereof, which release shall be automatic and shall require no further act by the Agent; provided, that, the Agent and the Borrower, as applicable, shall execute and deliver such instruments of release and assignment, or otherwise confirm the foregoing release, as may reasonably be requested by the Servicer on behalf of the Borrower or the Originator, as applicable, in writing.  Upon such release, such Released Amounts shall not constitute and shall not be included in the Collateral.  Immediately upon the release to the Borrower by the Agent of the Released Amounts, the Borrower hereby irrevocably agrees to release to the Originator such Released Amounts, which release shall be automatic and shall require no further act by the Borrower; provided, that the Borrower shall execute and deliver such instruments of release and assignment, or otherwise confirming the foregoing release of any Released Amounts, as may be reasonably requested by the Originator.

Section 4.05.  [Intentionally Omitted].

Section 4.06.  Realization Upon Defaulted Loans or Charged-Off Loans.

The Servicer will use its reasonable efforts to repossess or otherwise comparably convert the ownership of any Related Property with respect to a Defaulted Loan or Charged-Off Loan and will act as sales and processing agent for Related Property that it repossesses.  The Servicer will follow the practices and procedures set forth in the Credit and Collection Policy in order to realize upon such Related Property.  Without limiting the foregoing, the Servicer may sell any such Related Property with respect to any Defaulted Loan or Charged-Off Loan to the Servicer or its Affiliates for a purchase price equal to the then fair market value thereof (including, if applicable, the fair market value of any Warrant Assets included in such sale) ; any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Agent identifying the Defaulted Loan or Charged-Off Loan and the Related Property, setting forth the sale price of the Related Property and certifying that such sale price is the fair market value of such Related Property; provided, that if after giving effect to such sale (a) the Availability would not be greater than or equal to zero or (b) a Default or an Event of Default would exist, then the Servicer prior to selling any Related Property with respect to a Defaulted Loan or Charged-Off Loan shall obtain the prior written consent of the Agent.  In any case in which any such Related Property has suffered damage, the Servicer will not expend funds in connection with any repair or toward the repossession of such Related Property unless it reasonably determines that such repair and/or repossession will increase the Recoveries by an amount greater than the amount of such expenses.  The Servicer will remit to the Cash Management Account the Recoveries received in connection with the sale or disposition of Related Property with respect to a Defaulted Loan or Charged-Off Loan.

Section 4.07.  Maintenance of Insurance Policies.

The Servicer will require that each Obligor with respect to a Transferred Loan maintain an Insurance Policy with respect to each Transferred Loan and the Related Property, to the extent consistent with the Credit and Collection Policy.  In connection with its activities as Servicer, the Servicer agrees to present, on behalf of the Borrower and the Agent, on behalf of the Lender Group, with respect to the respective interests, claims to the insurer under each Insurance Policy and any such liability policy, and to settle, adjust and compromise such claims, in each case, consistent with the terms of each related Transferred Loan.

Section 4.08.  Representations and Warranties of the Servicer.

The Servicer hereby represents and warrants as follows:

       (a)  Organization and Good Standing; Power and Authority.  The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with all requisite corporate power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement and each other Loan Document to which it is a party.

       (b)  Due Qualification.  The Servicer is qualified to do business as a corporation, is in good standing, and has obtained all licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business (other than the performance of its obligations hereunder) requires such qualification, standing, license or approval, except to the extent that the failure to so qualify, maintain such standing or be so licensed or approved would not have an adverse effect on the interests of the Borrower or of the Lender Group.  The initial Servicer is qualified to do business as a corporation, is in good standing, and has obtained all licenses and approvals as required under the laws of all states in which the performance of its obligations pursuant to this Agreement requires such qualification, standing, license or approval, except where the failure to qualify or obtain such license or approval would not reasonably be expected to have a Material Adverse Effect on its ability to perform hereunder.

       (c)  Due Authorization.  The Servicer has duly authorized the execution, delivery and performance of this Agreement by all requisite corporate action.

       (d)  No Violation.  The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement by the Servicer (with or without notice or lapse of time) will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute a default under, the articles of incorporation or by-laws of the Servicer, or any material contractual obligation to which the Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such contractual obligation (other than this Agreement), or (iii) violate in any material respect any Applicable Law.

       (e)  No Consent.  No consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any Governmental Authority having jurisdiction over the Servicer or any of its properties is required to be obtained by or with respect to the Servicer in order for the Servicer to enter into this Agreement or perform its obligations hereunder.

       (f)  Binding Obligation.  This Agreement constitutes a legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms, except as such enforceability may be limited by (i) applicable Bankruptcy Laws and (ii) general principles of equity (whether considered in a suit at law or in equity).

       (g)  No Proceedings.  Except as previously disclosed to the Agent and Lender Group in writing, there are no proceedings or investigations (formal or informal) pending or threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that would (in the reasonable judgment of the Servicer) be expected to have a Material Adverse Effect.

       (h)  Reports Accurate.  All Servicer Certificates, information, exhibits, financial statements, documents, books, Servicing Records or reports furnished or to be furnished by the Servicer to the Agent, any member of the Lender Group or any other party in connection with this Agreement are and will be accurate, true and correct in all material respects.

       (i)  No Servicer Default.  No event has occurred and is continuing and no condition exists, or would result from a Borrowing or from the application of the proceeds therefrom, which constitutes or may reasonably be expected to constitute a Servicer Default.

       (j)  Material Adverse Change.  Since December 31, 2007, there has been no Material Adverse Change with respect to the initial Servicer.

       (k)  Credit and Collection Policy.  It has at all times, since the adoption of the Credit and Collection Policy, complied with the Credit and Collection Policy with respect to each Transferred Loan.

Section 4.09.  Covenants of the Servicer.

The Servicer hereby covenants that:

       (a)  Compliance with Law.  The Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Transferred Loans, the Related Property and Obligor Loan Documents or any part thereof.

       (b)  Preservation of Corporate Existence.  The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have, a Material Adverse Effect.

       (c)  Obligations with Respect to Transferred Loans.  The Servicer will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each Transferred Loan under this Agreement, the Loan Agreement or any other Loan Document and will do nothing to impair the rights of the Borrower or the Agent, on behalf of Lender Group, in, to and under the Collateral.

       (d)  Preservation of Security Interest.  The Borrower or the initial Servicer on behalf of the Borrower will execute and file (or cause the execution and filing of) such financing and continuation statements and any other documents and take such other actions that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the interest of the Agent, on behalf of Lender Group, in, to and under the Collateral.

       (e)  Change of Name or Location; Records.  The initial Servicer (i) shall not change its name, move the location of its principal executive office or change its jurisdiction of incorporation, without 30 days’ prior written notice to the Borrower and the Agent, and (ii) shall not move, or, if a Collateral Custodian has been appointed, consent to the Collateral Custodian moving the Obligor Loan Documents, without 45 days’ prior written notice to the Borrower and the Agent, and (iii) will promptly take all actions required of each relevant jurisdiction in order to continue the first priority perfected security interest of the Agent, on behalf of Lender Group, in all Collateral, including delivery of an Opinion of Counsel.

       (f)  Credit and Collection Policy.  The initial Servicer will (i) comply in all material respects with the Credit and Collection Policy in regard to each Transferred Loan and the Related Property included in the Collateral, including, without limitation, performing the loan grading and asset valuation functions specified in the Credit and Collection Policy on a quarterly basis, and (ii) furnish to the Agent, at least ten Business Days prior to its proposed effective date, notice of any proposed change in the Credit and Collection Policy.  The initial Servicer will not agree or otherwise permit any change in the Credit and Collection Policy without the prior written consent of the Agent (which consent shall not unreasonably be withheld), and Agent shall be deemed to have consented to any such proposed change unless Agent has notified Servicer to the contrary no later than ten Business Days after Agent’s receipt of such notice from Servicer.

       (g)  Notice of Certain Events.  The Servicer will furnish to the Agent, as soon as possible and in any event within one Business Day after the Servicer shall have knowledge of the occurrence of any Default or Event of Default, a written statement setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.

       (h)  Extension or Amendment of Transferred Loans.  The Servicer will not, except as otherwise permitted in Section 4.04(a), extend, amend or otherwise modify the terms of any Transferred Loan.

       (i)  Other.  The Servicer will furnish to the Agent and the Lender Group such other information, documents records or reports respecting the Transferred Loans or the condition or operations, financial or otherwise of the Servicer as the Borrower, the Agent or the Lender Group may from time to time reasonably request in order to protect the respective interests of the Borrower, the Agent or the Lender Group under or as contemplated by this Agreement, the Loan Agreement or any other Loan Document.

       (j)  [Intentionally Omitted].

       (k)  Inspection of Records.  The Servicer will, at any time and from time to time during regular business hours, as requested by the Agent (in the case of a Successor Servicer, with at least with five Business Days notice), permit the Agent and the Lender Group, or their respective agents or representatives, (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Transferred Loans and the related Obligor Loan Documents and (ii) to visit the offices and properties of the Borrower, the Originator or the Servicer, as applicable, for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Transferred Loans or the Borrower’s, the Originator’s or the Servicer’s performance hereunder, under the Obligor Loan Documents and under the other Loan Documents to which such Person is a party with such officers, directors, employees or independent public accountants of the Borrower, the Originator or the Servicer, as applicable, as might reasonably be determined to have knowledge of such matters.  Prior to the occurrence of an Event of Default or a Trigger Event, the Servicer (or, if a Successor Servicer has been appointed, the Borrower) shall bear the expense of up to three such inspections in any 12-month period.  Upon and after the occurrence of an Event of Default, the initial Servicer shall be required to bear the expense of all such inspections.

       (l)  Keeping of Records.  The Servicer will maintain and implement administrative and operating procedures (including, in the case of the initial Servicer,  an ability to recreate records evidencing Transferred Loans and the related Obligor Loan Documents in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, records and other information reasonably necessary or advisable for the collection of all Transferred Loans (including records adequate to permit the daily identification of each new Transferred Loan and all Collections of and adjustments to each existing Transferred Loan).  The Servicer shall give the Agent and Backup Servicer (with a copy to the Collateral Custodian, if one has been appointed) prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence.

       (m)  Compliance with Transferred Loans.  The Servicer will (i) at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Transferred Loans and the related Obligor Loan Documents; and (ii) timely and fully comply in all material respects with the Credit and Collection Policy with respect to each Transferred Loan and the related Obligor Loan Documents.

       (n)  Consolidation or Merger of the Servicer.  The initial Servicer shall not consolidate or merge with or into, or sell, lease or transfer all or substantially all of its assets to, any other Person, unless, in the case of any such action (i) no Event of Default or Material Adverse Effect would occur or be reasonably likely to occur as a result of such transaction, (ii) Agent provides its prior written consent to such transaction and (iii) such Person executes and delivers to the Agent an agreement by which such Person assumes the obligations of the Servicer hereunder and under the other Loan Documents to which it is a party, or confirms that such obligations remain enforceable against it, together with such certificates and opinions of counsel as the Agent may reasonably request.

Section 4.10.  The Collateral Custodian; The Agent.

       (a)  Appointment; Custodial Duties.  The appointment, duties and compensation of the Collateral Custodian, if one is appointed, shall be provided for in its Collateral Custodian Agreement.

       (b)  Concerning the Agent.

           (i)  Except for its willful misconduct, gross negligence or bad faith, the Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties.  In no event shall the Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits).

          (ii)  The Agent may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

         (iii)  The Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, gross negligence or bad faith.

          (iv)  The Agent makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Loans or the Obligor Loan Documents, and will not be required to and will not make any representations as to the validity or value of any of the Loans.  The Agent shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

           (v)  The Agent shall have no duties or responsibilities under this Agreement except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Agent.

          (vi)  The Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder.

         (vii)  It is expressly agreed and acknowledged that the Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Transferred Loans.

       (c)  Release for Servicing.  From time to time and as appropriate for the enforcement or servicing of any of the Transferred Loans, the Agent is hereby authorized, upon receipt from the Servicer on behalf of the Borrower, of a written request for release of documents and receipt in the form annexed hereto as Exhibit F to release to the Servicer the related Loan File or the documents set forth in such request and receipt to the Servicer.  All documents so released to the Servicer on behalf of the Borrower shall be held by the Servicer in trust for the benefit of the Borrower, the Agent and the Lender Group, with respect to their respective interests, in accordance with the terms of this Agreement.  The Servicer, on behalf of the Borrower, shall return to the Agent the Loan File or other such documents when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Transferred Loan shall be liquidated, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation from the Servicer to the Agent in the form annexed hereto as Exhibit F, the Servicer’s request and receipt submitted pursuant to the first sentence of this Section 4.10(c) shall be released by the Agent to the Servicer.  Notwithstanding anything in this Section 4.10(c) to the contrary, in no event shall the Agent be required to release any Loan File or part thereof to the Servicer.

       (d)  Release for Payment.  Upon receipt by the Agent of the Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit F (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Cash Management Account as provided in this Agreement and the Loan Agreement), the Agent shall promptly release the related Loan File to the Servicer, on behalf of the Borrower.

Section 4.11.  [Intentionally Omitted].

Section 4.12.  [Intentionally Omitted].

Section 4.13.  The Backup Servicer.

       (a)  Appointment.  The Borrower and the Agent hereby appoint Lyon Financial to act as Backup Servicer for the benefit of the Borrower, the Agent and the Lender Group in accordance with the terms of this Agreement.  Lyon Financial hereby accepts such appointment and agrees to perform the duties and responsibilities with respect thereto set forth herein.

       (b)  Duties.  On or before the initial Borrowing Date, and until the receipt by the Servicer of a notice of termination pursuant to Section 9.01 hereof, the Backup Servicer shall perform, on behalf of the Borrower and the Agent, for the benefit of the Lender Group, the following duties and obligations:

           (i)  On or before the Closing Date, the Backup Servicer shall accept from the Servicer delivery of the information required to be set forth in the Servicer Reports in hard copy and in an agreed upon electronic format.

          (ii)  Not later than 12:00 noon (New York City time) on each Record Date (or with respect to the initial Payment Date, the fourth Business Day preceding the Payment Date), the Servicer shall provide to the Backup Servicer and the Backup Servicer shall accept delivery of tape in an agreed upon electronic format (the “Loan Tape”) from the Servicer, which shall include but not be limited to the following information:  (x) for each Transferred Loan, the name and number of the related Obligor, the collection status, the loan status, the date of each Scheduled Payment and the Outstanding Loan Balance and (y) the Aggregate Outstanding Loan Balance.

         (iii)            Prior to the related Payment Date, the Backup Servicer shall review the Servicer Report to ensure that it is complete on its face and that the following items in such Servicer Report have been accurately calculated, if applicable, and reported:  (A) the Availability, (B) the Aggregate Outstanding Loan Balance, (C) the Backup Servicer Fee, (D) the Delinquent Loans, (E) the Defaulted Loans, and (F) the Charged-Off Loans.  The Backup Servicer shall notify the Agent and the Servicer of any disagreements with the Servicer Report based on such review not later than the Business Day preceding such Payment Date.

          (iv)  If the Borrower or the Servicer disagrees with the report provided under Section 4.13(b)(iii) by the Backup Servicer or if the Borrower or the Servicer or any subservicer has not reconciled such discrepancy, the Backup Servicer agrees to confer with the Borrower or the Servicer to resolve such disagreement on or prior to the next succeeding Record Date and shall settle such discrepancy with the Borrower or the Servicer if possible, and notify the Agent of the resolution thereof.  The Borrower or the Servicer hereby agree to cooperate at their own expense, with the Backup Servicer in reconciling any discrepancies herein.  If within 20 days after the delivery of the report provided under Section 3.13(b)(iii) by the Backup Servicer, such discrepancy is not resolved, the Backup Servicer shall promptly notify the Agent and the Servicer of the continued existence of such discrepancy.  Following receipt of such notice by the Servicer, the Servicer shall deliver to the Borrower, the Agent and the Backup Servicer no later than the related Payment Date a certificate describing the nature and amount of such discrepancies and the actions the Servicer proposes to take with respect thereto.

With respect to the duties described in this Section 4.13(b), in the absence of bad faith or gross negligence, the Backup Servicer, in the performance of its duties and obligations hereunder, is entitled to rely conclusively, and shall be fully protected in so relying, on the contents of each Loan Tape, including, but not limited to, the completeness and accuracy thereof, provided by the Servicer.

       (c)  Transition to Servicer Role.  After the receipt by the Servicer of an effective notice of termination pursuant to Section 9.01, all authority, power, rights and responsibilities of the Servicer under this Agreement, whether with respect to the Transferred Loans or otherwise, shall pass to and be vested in the Backup Servicer, subject to and in accordance with the provisions of Section 4.21, as long as the Backup Servicer is not prohibited by Applicable Law from fulfilling the same, as evidenced by an Opinion of Counsel.

       (d)  Merger or Consolidation.  Any Person (i) into which the Backup Servicer may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Backup Servicer shall be a party, or (iii) that may succeed to the properties and assets of the Backup Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Backup Servicer hereunder, shall be the successor to the Backup Servicer under this Agreement without further act on the part of any of the parties to this Agreement.

       (e)  Backup Servicing Compensation.  As compensation for its backup servicing activities hereunder, the Backup Servicer shall be entitled to receive the Backup Servicer Fee from the Servicer and such other amounts that are provided for in the Backup Servicer Fee Letter.  To the extent such Backup Servicer Fee is not paid by the Servicer, the Backup Servicer shall be entitled to receive the unpaid balance of its Backup Servicer Fee to the extent of funds available therefor pursuant to the provision of Section 2.3(b) of the Loan Agreement.  The Backup Servicer’s entitlement to receive the Backup Servicer Fee (other than due and unpaid Backup Servicer Fees owed through such date) shall cease on the earliest to occur of:  (i) it becoming the successor Servicer, (ii) its removal as Backup Servicer, or (iii) the Termination Date.

       (f)  Backup Servicer Removal.  The Backup Servicer may be removed with or without cause by the Agent, or by the Borrower with the prior written approval of the Agent by notice given in writing to the Backup Servicer.  In the event of any such removal, a replacement Backup Servicer may be appointed by (i) the Borrower, acting with the written consent of the Agent or (ii) if no such replacement is appointed within 30 days following such removal, by the Agent.

       (g)  Scope of Backup Servicing Duties.  The Backup Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder.  Without limiting the generality of the foregoing, the Backup Servicer, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer.  The Backup Servicer may act through its agents, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Backup Servicer will be responsible for any misconduct or negligence on the part of such agents, attorneys or custodians acting on the routine and ordinary day-to-day operations for and on behalf of the Backup Servicer.  Neither the Backup Servicer nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or bad faith of it or them or the failure to perform materially in accordance with this Agreement.

       (h)  Limitation on Liability.  No provision of this Agreement shall be construed to relieve the Backup Servicer from its own gross negligence, willful misconduct or bad faith, except that:  (i) the Backup Servicer shall not be liable for any obligation of the Servicer contained in this Agreement or for any errors of the Servicer contained in any computer tape, certificate or other data or document delivered to the Backup Servicer hereunder or on which the Backup Servicer must rely in order to perform its obligations hereunder, and the Borrower, the Agent, the Collateral Custodian (if one is appointed), the Backup Servicer and the Lender Group each agree to look only to the Servicer to perform such obligations; (ii) the Backup Servicer shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of their respective duties under this Agreement if such failure or delay results from the Backup Servicer acting in accordance with information prepared or supplied by a Person other than the Backup Servicer or the failure of any such other Person to prepare or provide such information; and (iii) the Backup Servicer shall have no responsibility, shall not be in default and shall incur no liability for (A) any act or failure to act of any third party, including the Servicer (B) any inaccuracy or omission in a notice or communication received by the Backup Servicer from any third party, (C) the invalidity or unenforceability of any Transferred Loan or Obligor Loan Document under Applicable Law, (D) the breach or inaccuracy of any representation or warranty made with respect to any Transferred Loan, or (E) the acts or omissions of any successor Backup Servicer.  In no event will the Backup Servicer (including in its capacity as Successor Servicer) be liable for any indirect damages, lost profits, special, punitive, or consequential damages which arise out of or in connection with the services contemplated by this Agreement even if the Backup Servicer has been informed of the possibility of such damages.  The Backup Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder.  If the Backup Servicer (including in its capacity as successor Servicer) is prevented from fulfilling its obligations hereunder as a result of government actions, regulations, fires, strikes, accidents, acts of god or other causes beyond its control, its obligations shall be suspended for a reasonable time during which such conditions exist.

Section 4.14.  Representations and Warranties of the Backup Servicer.

The Backup Servicer hereby represents and warrants as follows:

       (a)  Organization and Good Standing.  It is a Minnesota corporation duly organized, validly existing and in good standing under the laws of the United States with all requisite power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement.

       (b)  Due Qualification.  The Backup Servicer is duly qualified to do business as a national banking association and is in good standing, and have obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and the conduct of its business requires such qualification, licenses or approvals except where the failure to so qualify or have such licenses or approvals has not had, and would not be reasonably expected to have, a Material Adverse Effect.

       (c)  Power and Authority.  It has the power and authority to execute and deliver this Agreement and to carry out its terms.  It has duly authorized the execution, delivery and performance of this Agreement by all requisite action.

       (d)  No Violation.  The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement by it will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute a default under, its articles of association or any contractual obligation by which it or any of its property is bound, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any contractual obligation (other than the Agreement), or (iii) violate any Applicable Law.

       (e)  No Consents.  No Consents of or with any Governmental Authority having jurisdiction over it or any of its respective properties is required to be obtained in order for it to enter into this Agreement or perform its obligations hereunder.

       (f)  Binding Obligation.  This Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable Bankruptcy Laws and (ii) general principles of equity (whether considered in a suit at law or in equity).

       (g)  No Proceedings.  There are no proceedings or investigations pending or, to the best of its knowledge, threatened, against it before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that might (in its reasonable judgment) have a Material Adverse Effect.

Section 4.15.  Covenants of the Backup Servicer.

The Backup Servicer hereby covenants that:

       (a)  Compliance with Law.  The Backup Servicer will comply in all material respects with all Applicable Laws.

       (b)  Preservation of Existence.  The Backup Servicer will preserve and maintain its existence, rights, franchises and privileges as a national banking association in good standing under the laws of the United States.

       (c)  No Bankruptcy Petition.  Prior to the date that is one year and one day (or such longer preference period as shall then be in effect) after the Collection Date, the Backup Servicer will not institute against the Borrower, or join any other Person in instituting against the Borrower, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings under the laws of the United States or any state of the United States.  This Section 4.15(c) will survive the termination of this Agreement.

       (d)  No Changes in Backup Servicer Fee.  The Backup Servicer will not make any changes to Backup Servicer Fee set forth in the Backup Servicer Fee Letter without the prior written approval of the Agent.

Section 4.16.  Payment of Certain Expenses by the Servicer and the Borrower.

       (a)  The Servicer will be required to pay all fees and expenses incurred by it in connection with the transactions and activities contemplated by this Agreement, including fees and disbursements of legal counsel and independent accountants, taxes imposed on the Servicer, expenses incurred in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower.  In consideration for the payment by the Borrower of the Servicing Fee, the Servicer (so long as it is the Originator or an Affiliate thereof) will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Cash Management Accounts, and the Backup Servicer Fee pursuant to the Backup Servicer Fee Letter, and any Collateral Custodian Fee pursuant to any Collateral Custodian Agreement.  The Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.

       (b)  The Borrower will be required to pay all fees and expenses incurred by the Agent, Lender Group or any Successor Servicer in connection with the transactions and activities contemplated by this Agreement, including reasonable fees and disbursements of legal counsel and independent accountants.

Section 4.17.  Reports.

       (a)  Servicer Report.  With respect to each Record Date and the related Collection Period, the Servicer will provide to the Borrower, the Backup Servicer, and the Agent (and if so requested by Agent, with copies for each Lender), on the related Record Date, a monthly statement (a “Servicer Report”), signed by a Responsible Officer of the Servicer and substantially in the form of Exhibit A.  Except as otherwise set forth herein, the Backup Servicer shall have no obligation to review any information in the Servicer Report.

       (b)  Servicer’s Certificate.  Together with each Servicer Report, the Servicer shall submit to the Borrower, the Backup Servicer, and the Agent (and if so requested by Agent, with copies for each Lender) a certificate substantially in the form of Exhibit G (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer, which shall include a certification by such Responsible Officer that no Default or Event of Default has occurred and is continuing.  Except as otherwise set forth herein, the Backup Servicer shall have no duty to review any information set forth in the Servicer’s Certificate.

       (c)  Financial Statements.  The initial Servicer will submit to the Borrower, the Backup Servicer, and the Agent (and if so requested by Agent, with copies for each Lender), within 45 days following the end of each of the Servicer’s fiscal quarters (other than the final fiscal quarter), commencing for the fiscal quarter ending on September 30, 2008, unaudited financial statements of the Servicer (including an analysis of delinquencies and losses for each fiscal quarter) as of the end of each such fiscal quarter.  The Servicer shall submit to the Borrower, the Backup Servicer, and the Agent (and if so requested by Agent, with copies for each Lender), within 90 days following the end of the Servicer’s fiscal year, commencing with the fiscal year ending on December 31, 2008, annual audited financial statements as of the end of such fiscal year.  Except as otherwise set forth herein, the Backup Servicer shall have no duty to review any of the financial information set forth in such financial statements.

Section 4.18.  Annual Statement as to Compliance.

The Servicer will provide to the Borrower, the Backup Servicer, Agent (and if so requested by Agent, with copies for each Lender), and the Collateral Custodian (if one has been appointed), within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2008, an annual report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the period ending on the last day of such fiscal year has been made under such Responsible Officer’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Default has occurred and is continuing (or if a Servicer Default has occurred and is continuing, specifying each such event, the nature and status thereof and the steps necessary to remedy such event, and, if a Servicer Default occurred during such year and no notice thereof has been given to the Agent, specifying such Servicer Default and the steps taken to remedy such event).

Section 4.19.  [Intentionally Omitted].

Section 4.20.  Limitation on Liability.

Except as provided herein, none of the directors or officers or employees or agents of the Servicer shall be under any liability to the Borrower, the Agent, the other members of the Lender Group or any other Person for any action taken or for refraining from the taking of any action as expressly provided for in this Agreement; provided, that this provision shall not protect any such Person against any liability that would otherwise be imposed by reason of its willful misfeasance, bad faith or negligence (except with regard to the Backup Servicer when acting as successor servicer, gross negligence and not negligence shall apply) in the performance of duties or by reason of its failure to perform materially in accordance with this Agreement.

The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties to service the Transferred Loans in accordance with this Agreement that in its reasonable opinion may involve it in any expense or liability.  The Servicer may, in its sole discretion, undertake any legal action relating to the servicing, collection or administration of Transferred Loans and the Related Property that it may reasonably deem necessary or appropriate for the benefit of the Borrower and the Lender Group with respect to this Agreement and the rights and duties of the parties hereto and the respective interests of the Borrower and the Lender Group hereunder.

Section 4.21.  The Servicer and the Backup Servicer Not to Resign.

Neither the Servicer nor the Backup Servicer shall resign from the obligations and duties hereby imposed on such Person except upon such Person’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that such Person could take to make the performance of its duties hereunder permissible under Applicable Law.  Any such determination permitting the resignation of the Servicer or the Backup Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Borrower and the Agent.  No such resignation shall become effective until a successor shall have assumed the responsibilities and obligations of such Person in accordance with the terms of this Agreement.  Notwithstanding the foregoing, the Backup Servicer reserves the right, in the exercise of its own discretion, to terminate this Agreement upon not less than one hundred eighty (180) days notice to the other party, with a copy to the Agent, Borrower and the Servicer.

Section 4.22.  Access to Certain Documentation and Information Regarding the Transferred Loans.

The Borrower, the Servicer or, the Collateral Custodian (if one has been appointed), as applicable, shall provide to the Backup Servicer, the Agent and the Lender Group access to the Obligor Loan Documents and all other documentation regarding the Transferred Loans included as part of the Collateral and the Related Property in such cases where the Agent is required in connection with the enforcement of the rights or interests of the Agent or the Lender Group, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two Business Days’ prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s and the Collateral Custodian’s normal security and confidentiality procedures.  From and after the Closing Date and periodically thereafter at the discretion of the Agent or the applicable member of the Lender Group, the Agent, such member of the Lender Group or its agents may review the Borrower’s and the Servicer’s collection and administration of the Transferred Loans in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as with this Agreement and may conduct an audit of the Transferred Loans, Obligor Loan Documents and Records in conjunction with such a review.  Such review shall be reasonable in scope and shall be completed in a reasonable period of time.  A Successor Servicer shall be entitled to at least five Business Days notice prior to such review.  The Borrower shall bear the cost of such audits.

Section 4.23.  Identification of Records.

The Servicer shall clearly and unambiguously identify each Transferred Loan that is part of the Collateral and the Related Property in its computer or other records to reflect that the interest in such Transferred Loans and Related Property have been transferred to and are owned by the Borrower and that the Agent, on behalf of the Lender Group, has the security interest and Lien therein granted by Borrower pursuant to the Loan Agreement.

ARTICLE V

ESTABLISHMENT OF CASH MANAGEMENT ACCOUNT

Section 5.01.  Cash Management Account.

       (a)  Establishment of Cash Management Account.  The Servicer, for the benefit of the Agent and the Lender Group, shall cause to be established and maintained a Cash Management Account in accordance with the requirements of Section 2.6 of the Loan Agreement.

       (b)  Deposits to Cash Management Account.  The Servicer shall deposit or cause to be deposited all Collections on or in respect of each Transferred Loan collected on or after the related Transfer Date (to the extent received by the Servicer) within one Business Day after receipt thereof.  The Servicer agrees that it will cause the Originator or other appropriate Person paying such amounts, as the case may be, to remit directly to the Cash Management Account, within one Business Day after receipt thereof, all such amounts to the extent such amounts are received by such Person.

ARTICLE VI

[RESERVED]

ARTICLE VII

COVENANTS

Section 7.01.  Financial and Serviced Portfolio Covenants of Hercules.

       (a)  Minimum Tangible Net Worth.  Hercules, on a consolidated basis with its Subsidiaries, shall maintain as of the end of each of its fiscal quarters a sum of (i) Tangible Net Worth, plus (ii) Subordinated Debt, that is greater than or equal to the sum of (A) $360,000,000, plus (B) ninety percent (90%) of the cumulative amount of equity raised by Hercules from and after the Closing Date.

       (b)  Maximum Debt to Worth Ratio.  Hercules, on a consolidated basis with its Subsidiaries, shall maintain as of the end of each of its fiscal quarters a Debt to Worth Ratio that is less than or equal to 1.25 to 1.00.

       (c)  Minimum Interest Coverage Ratio. Hercules, on a consolidated basis with its Subsidiaries, shall maintain, as measured on the last day of each of its fiscal quarters, an Interest Coverage Ratio for the three (3) fiscal month period then ended that is greater than or equal to 2.00 to 1.00.

       (d)  Minimum Portfolio Funding Liquidity Covenant.  Hercules, on a consolidated basis with its Subsidiaries, shall maintain, as measured on the last day of each of its fiscal months, an aggregate amount of unrestricted cash balances and borrowing availability under committed lines of credit that is greater than or equal to seventy-five percent (75%) of the aggregate amount of unfunded commitments of Borrower to Obligors under the Transferred Loans.

       (e)  Maximum Delinquent Notes Receivable Percentage of Hercules’ Serviced Portfolios.  Hercules shall not permit the aggregate unpaid principal balance of all loans that are serviced by Hercules for its Subsidiaries and Affiliates with respect to which any payment thereunder remains outstanding and unpaid, in whole or in part, for more than sixty (60) days past the date it became due and payable as of the last day of any fiscal month, to be in excess of ten percent (10%) of the aggregate unpaid principal balance of all such loans serviced by Hercules as of such day.

       (f)  Maximum Defaulted Notes Receivable Percentage of Hercules’ Serviced Portfolios.  Hercules shall not permit the aggregate unpaid principal balance of all loans that are serviced by Hercules for its Subsidiaries and Affiliates with respect to which (a) any payment thereunder remains outstanding and unpaid, in whole or in part, for more than ninety (90) days past the date it became due and payable according to the original face and tenor of such loan, (b) with respect to which foreclosure proceedings have been initiated against any property securing such loan, or (c) that Hercules deems to be non-collectible as of the last day of any fiscal month, to be in excess of ten percent (10%) of the aggregate unpaid principal balance of all such loans serviced by Hercules as of such day.

Section 7.02.  Covenants Regarding Purchased Assets.

       (a)  Protect Collateral.  The Originator agrees that it shall not sell, assign, transfer, pledge or encumber in any other manner the Purchased Assets (except for the assignment and pledge to the Borrower hereunder and the Borrower’s grant of a security interest in the Collateral to the Agent under the Loan Agreement).  The Originator shall warrant and defend the right and title herein granted unto the Borrower in and to the Purchased Assets (and all right, title and interest represented by the Collateral) against the claims and demands of all Persons whomsoever.

       (b)  Further Assurances.  The Originator shall, at its own expense, promptly execute and deliver all further instruments (including financing statements, stock powers, other powers and other instruments of transfer or control) requested by the Agent to perfect and protect the transfer of the Purchased Assets to the Borrower or any security interest granted or purported to be granted hereby or under the Loan Agreement, or to enable the Borrower and/or the Agent, as applicable, to exercise and enforce its rights and remedies hereunder with respect to the Purchased Assets or under the Loan Agreement with respect to any Collateral, including the rights and remedies under Section 9 of the Loan Agreement.  In addition, the Originator shall, at its own expense, promptly take all further action that Agent may request in order to perfect and protect the transfer of the Purchased Assets to the Borrower or any security interest granted or purported to be granted hereby or under the Loan Agreement, or to enable the Borrower and/or the Agent, as applicable, to exercise and enforce its rights and remedies hereunder with respect to the Purchased Assets or under the Loan Agreement with respect to any Collateral, including the rights and remedies under Section 9 of the Loan Agreement.

       (c)  Collections Held in Trust.  If the Originator receives any Collections, the Originator shall hold such Collections separate and apart from its other property in trust for the Borrower and shall, within two Business Days after receipt thereof, deposit such Collections to the Cash Management Account.

       (d)  Consents.  The Originator shall execute and deliver to the Borrower and/or the Agent, as applicable, upon request and at the time the Borrower and/or the Agent, as applicable, exercises its remedies, any document deemed necessary by the Borrower and/or the Agent, as applicable, in order to evidence the the Originator’s consent to the Borrower and/or the Agent exercising their respective remedies hereunder with respect to the Purchased Assets or under the Loan Agreement with respect to any Collateral, including the rights and remedies under Section 9 of the Loan Agreement.

ARTICLE VIII

THE SERVICER AND THE COLLATERAL CUSTODIAN

Section 8.01.  Indemnification; Third Party Claims.

       (a)  The Servicer (so long as it is the Originator or an Affiliate thereof) shall indemnify the Originator, the Borrower, the Agent and each other member of the Lender Group, the Collateral Custodian (if one has been appointed), and the Backup Servicer (in its capacity os Backup Servicer and its capacity as Successor Servicer), their respective officers, directors, employees, agents and “control persons,” as such term is used under the Securities Act and under the Exchange Act (each a “Servicer Indemnified Party”) and hold harmless each of them against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any of the Servicer’s representations and warranties and covenants contained in this Agreement or in any way relating to the failure of the Servicer to perform its duties and service the Transferred Loans in compliance with the terms of this Agreement except to the extent such loss arises out of such Servicer Indemnified Party’s fraud, gross negligence or willful misconduct; provided, however, that if the Servicer is not liable pursuant to the provisions of Section 8.01(b) hereof for its failure to perform its duties and service the Transferred Loans in compliance with the terms of this Agreement, then the provisions of this Section 8.01 shall have no force and effect with respect to such failure; provided, further that (i) no successor Servicer shall be liable for the breaches of representations or warranties or covenants, or actions or omissions, of a predecessor Servicer; and (ii) the Servicer shall not be so required to indemnify a Servicer Indemnified Party or to otherwise be liable to an Servicer Indemnified Party for any losses in respect of the non-performance of the Transferred Loans, the creditworthiness of the Obligors with respect to the Transferred Loans, changes in the market value of the Transferred Loans or other similar investment risks associated with the Transferred Loans arising from a breach of any representation or warranty set forth in Section 3.03 hereto if the effect of such indemnity would be to provide credit recourse to the Originator for the performance of the Transferred Loans.

       (b)  None of the Originator or the Servicer or any of their respective Affiliates, directors, officers, employees or agents shall be under any liability to the Borrower, the Agent or any member of the Lender Group for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Originator, the Servicer or any of their respective Affiliates, directors, officers, employees, agents against the remedies provided herein for the breach of any warranties, representations or covenants made herein, or against any expense or liability specifically required to be borne by such party without right of reimbursement pursuant to the terms hereof, or against any expense or liability which would otherwise be imposed by reason of misfeasance, bad faith or negligence in the performance of the respective duties of the Servicer or the Originator, as the case may be.  The Originator, the Servicer and any of their respective Affiliates, directors, officers, employees, agents may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder.

       (c)  The Originator agrees to indemnify and hold harmless the Borrower, the Agent, the Backup Servicer (in such capacity and in its capacity as Successor Servicer), and the Lender Group, as the ultimate assignees from the Origiator (each an “Originator Indemnified Party,” together with the Servicer Indemnified Parties, the “Indemnified Parties”), from and against any loss, liability, expense, damage, claim or injury arising out of or based on (i) any breach of any representation, warranty or covenant of the Originator, the Servicer or their Affiliates, in any Loan Document, including, without limitation, by reason of any acts, omissions, or alleged acts or omissions arising out of activities of the Originator, the Servicer or their Affiliates, and (ii) any untrue statement by the Originator, the Servicer or its Affiliates of any material fact, including, without limitation, any Officer’s Certificate, statement, report or other document or information prepared by any such Person and furnished or to be furnished by it pursuant to or in connection with the transactions contemplated thereby and not corrected prior to completion of the relevant transaction including, without limitation, such written information as may have been and may be furnished in connection with any due diligence investigation with respect to the Transferred Loans or any such Person’s business, operations or financial condition, including reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided that the Originator shall not indemnify an Originator Indemnified Party to the extent such loss, liability, expense, damage or injury is due to either an Originator Indemnified Party’s willful misfeasance, bad faith or gross negligence or by reason of an Originator Indemnified Party’s reckless disregard of its obligations hereunder; provided, further, that the Originator shall not be so required to indemnify an Originator Indemnified Party or to otherwise be liable to an Originator Indemnified Party for any losses in respect of the non-performance of the Transferred Loans, the creditworthiness of the Obligors with respect to the Transferred Loans, changes in the market value of the Transferred Loans or other similar investment risks associated with the Transferred Loans arising from a breach of any representation or warranty set forth in Section 3.03 hereto if the effect of such indemnity would be to provide credit recourse to the Originator for the performance of the Transferred Loans.  The provisions of this indemnity shall run directly to and be enforceable by an Originator Indemnified Party subject to the limitations hereof.

       (d)  With respect to a claim subject to indemnity hereunder made by any Person against an Indemnified Party (a “Third Party Claim”), such Indemnified Party shall notify the related indemnifying parties (each an “Indemnifying Party”) in writing of the Third Party Claim within a reasonable time after receipt by such Indemnified Party of written notice of the Third Party Claim unless the Indemnifying Parties shall have previously obtained actual knowledge thereof.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Parties, within a reasonable time after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.  No failure to give such notice or deliver such documents shall effect the rights to indemnity hereunder.  Each Indemnifying Party shall promptly notify the Agent and the Indemnified Party (if other than the Agent) of any claim of which it has been notified and shall promptly notify the Agent and the Indemnified Party (if applicable) of its intended course of action with respect to any claim.

       (e)  If a Third Party Claim is made against an Indemnified Party, while maintaining control over its own defense, the Indemnified Party shall cooperate and consult fully with the Indemnifying Party in preparing such defense, and the Indemnified Party may defend the same in such manner as it may deem appropriate, including settling such claim or litigation after giving notice to the Indemnifying Party of such terms and the Indemnifying Party will promptly reimburse the Indemnified Party upon written request; provided, however, that the Indemnified Party may not settle any claim or litigation without the consent of the Indemnifying Party; provided, further, that the Indemnifying Party shall have the right to reject the selection of counsel by the Indemnified Party if the Indemnifying Party reasonably determines that such counsel is inappropriate in light of the nature of the claim or litigation and shall have the right to assume the defense of such claim or litigation if the Indemnifying Party determines that the manner of defense of such claim or litigation is unreasonable.

Section 8.02.  Relationship of Servicer to the Borrower and the Agent.

The relationship of the Servicer (and of any successor to the Servicer as servicer under this Agreement) to the Borrower and the Agent under this Agreement is intended by the parties hereto to be that of an independent contractor and not of a joint venturer, agent or partner of the Borrower or the Agent.

Section 8.03.  Servicer May Be a Lender.

Each of the Servicer and any Affiliate of the Servicer may in its individual or any other capacity become a Lender under the Loan Agreement with the same rights as it would have if it were not the Servicer or an Affiliate thereof except as otherwise specifically provided herein; provided, however, that at any time that Hercules or any of its Affiliates is the Servicer, neither the Servicer nor any of its Affiliates (other than an Affiliate which is a corporation whose purpose is limited to holding securities and related activities and which cannot incur recourse debt) may be a Lender.  In its capacity as a Lender, the Servicer or such Affiliate shall have an equal and proportionate benefit under the provisions of this Agreement and the Loan Agreement, without preference, priority, or distinction as among all of the Lenders; provided, during the time that the Servicer or any Affiliate thereof is a Lender it shall be without voting rights as a Lender for any purpose set forth in this Agreement or the Loan Agreement unless the Servicer or such Affiliate is the only Lender at such time. The Servicer shall notify the Agent promptly after it or any of its Affiliates proposes to become a Lender.

Section 8.04.  Indemnification of the Agent and other Persons Under the Loan Agreement.

Hercules agrees to indemnify each of the Agent and each member of the Lender Group, the Collateral Custodian (if one is appointed), the Backup Servicer (in such capacity and in its capacity as Successor Servicer), their respective employees, officers, directors and agents and each other Person indemnified by Borrower under Section 11.3 of the Loan Agreement, and to reimburse each such Person’s reasonable out-of-pocket expenses under Section 11.3 of the Loan Agreement, as if Hercules were a signatory thereto. This Section 8.04 shall survive the termination of this Agreement.

ARTICLE IX

SERVICER DEFAULT

Section 9.01.  Servicer Default.

       (a)  The occurrence of any of the following events shall constitute a “Servicer Default”:

                           (1)  any failure by the Servicer to make any payment, transfer or deposit or to give instructions or notice to the Borrower, the Agent or any member of the Lender Group as required by this Agreement, or to deliver any Servicer Report or other report required hereunder on or before the date such payment, transfer, deposit, instruction of notice or report is required to be made or given, as the case may be, under the terms of this Agreement;

                           (2)  any failure on the part of the Servicer duly to observe or perform in any material respect any of the other covenants or agreements on the part of the Servicer contained in any Loan Document to which it is a party;

                           (3)  any breach on the part of the Servicer of any representation or warranty contained in any Loan Document to which it is a party that has a material adverse affect on the interests of any of the parties hereto or thereto or any member of the Lender Group;

                           (4)  a Bankruptcy Event shall occur with respect to the Servicer;

                           (5)  so long as the Servicer or the Originator is an Affiliate of the Borrower, any “event of default” by the Servicer or the Originator occurs under any of the Loan Documents;

                           (6)  so long as Originator or any Affiliate is the Servicer, if Hercules fails to comply with any of the financial or portfolio covenants set forth in Section 7.01;

                           (7)  the Servicer shall fail in any material respect to service the Transferred Loans in accordance with the Credit and Collection Policy;

                           (8)  the Servicer agrees to or otherwise permits any change in the Credit and Collection Policy without the prior written consent of the Agent (which will not unreasonably be withheld);

                           (9)  any financial or asset information reasonably requested by the Agent as provided herein is not provided as requested within five Business Days of the receipt by the Servicer of such request;

                          (10)  the rendering against the Servicer of a final judgment, decree or order for the payment of money in excess of $500,000 (individually or in the aggregate) and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 61 or more consecutive days without a stay of execution;

                          (11)  the failure of the Servicer to make any payment due with respect to aggregate recourse debt or other obligations with an aggregate principal amount exceeding $500,000 or the occurrence of any event or condition that would permit acceleration of such recourse debt or other obligations if such event or condition has not been waived;

                          (12)  so long as Originator or any Affiliate is the Servicer, if any Change of Control (as defined in the Loan Agreement) with respect to Servicer is made without the prior written consent of the Borrower and the Agent;

                          (13)  so long as Originator or any Affiliate is the Servicer, if the Servicer shall fail to maintain its status as a business development company or as a registered investment company under the 1940 Act; or

                          (14)  so long as Originator or any Affiliate is the Servicer, if any change in the management of the Servicer (whether by resignation, termination, disability, death or lack of day to day management) relating to any of the individuals that are the Chief Executive Officer, Chief Legal Officer, Chief Financial Officer, Technology Segment Head, Life Sciences Head, or Corporate Controller of Servicer as of the Closing Date, or any failure by any of the aforementioned Persons to provide active and material participation in the Servicer’s daily activities including, but not limited to, general management, underwriting, and the credit approval process and credit monitoring activities, which no later than 90 days after the occurrence of any event specified above is not (x) cured by the Servicer hiring a reputable, experienced individual satisfactory to the Agent to replace the Person who is no longer actively participating in the management of the Servicer or (y) waived in writing by the Agent.

       (b)  Upon the occurrence of (i) an Event of Default, or (ii) any event, condition or circumstance shall occur or exist as shall have a Material Adverse Effect on the Servicer, the Agent, by notice in writing to the Servicer (with a copy to the Backup Servicer and the Collateral Custodian, if one has been appointed) may, in addition to whatever rights such Person may have at law or in equity to damages, including injunctive relief and specific performance, on thirty days’ notice, terminate all the rights and obligations of the Servicer under this Agreement and in and to the Transferred Loans and the proceeds thereof, as servicer under this Agreement.  Within a commercially reasonable time following receipt by the Servicer of such written notice, all authority and power of the Servicer under this Agreement, whether with respect to the Transferred Loans or otherwise, shall, subject to Section 9.02, pass to and be vested in a successor servicer, and the successor servicer is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including, but not limited to, the transfer and endorsement or assignment of the Transferred Loans and related documents.  The Servicer agrees to cooperate with the successor servicer in effecting the termination of the Servicer’s responsibilities and rights hereunder, including, without limitation, the transfer to the successor servicer for administration by it of all amounts which shall at the time have been or are thereafter received with respect to the Purchased Assets.

Section 9.02.  Appointment of Successor.

       (a)  On and after the date the Servicer receives a notice of termination pursuant to Section 9.01 hereof, or the Agent receives the resignation of the Servicer evidenced by an Opinion of Counsel, then the Backup Servicer shall automatically succeed and assume all obligations of the Servicer hereunder, and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Backup Servicer.  As compensation therefor, the Backup Servicer shall be entitled to the Servicing Fee and the Successor Engagement Fee in addition to reimbursement of expenses incurred by the Backup Servicer in connection with the transition of the servicing obligations (“Transition Costs”); provided, however, in no event shall such Transition Costs exceed $50,000.00 in the aggregate.  In the event that there is no Backup Servicer or the Backup Servicer is unable to assume such obligations on such date, the Agent shall submit to Hercules the name of a proposed successor servicer (the “Successor Servicer”).  Hercules shall have the right to reject one proposed Successor Servicer within two (2) Business Days of the Agent’s submission and, upon such rejection Hercules shall have no further consent rights with respect to the appointment of any Successor Servicer.  If Hercules shall not have rejected such proposed Successor Servicer within such two (2) Business Day period, the Agent shall, as promptly as possible, appoint such Successor Servicer as servicer hereunder so long as such proposed Successor Servicer is acceptable to the Lender Group.  The Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Agent.  In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Agent shall petition a court of competent jurisdiction to appoint any established financial institution, having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of assets similar to the Transferred Loans, as the Successor Servicer hereunder.

       (b)  Upon its appointment, the Backup Servicer or the Successor Servicer, as applicable, shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Backup Servicer or the Successor Servicer, as applicable; provided, however, that the Backup Servicer or Successor Servicer, as applicable, shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Backup Servicer or Successor Servicer, as applicable, becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any taxes required to be paid by the Servicer (provided that the Backup Servicer or Successor Servicer, as applicable, shall pay any income taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any indemnification obligations of any prior Servicer, including the original Servicer.  The indemnification obligations of the Backup Servicer or the Successor Servicer, as applicable, upon becoming a successor servicer, are expressly limited to those instances of negligence or willful misconduct of the Backup Servicer or Successor Servicer, as applicable.

       (c)  All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights.  The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Transferred Loans.

       (d)  Upon the Backup Servicer receiving notice that it is required to serve as the Servicer hereunder pursuant to the foregoing provisions of this Section 9.02, the Backup Servicer will promptly begin the transition to its role as Servicer.  Notwithstanding the foregoing, the Backup Servicer may, in its discretion, appoint, or petition a court of competent jurisdiction to appoint, any established servicing institution as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder.  As compensation, any Successor Servicer so appointed shall be entitled to receive the Servicing Fee, together with any other servicing compensation in the form of assumption fees, late payment charges or otherwise as provided herein that accrued prior thereto, as well as Transition Costs.  In the event the Backup Servicer is required to solicit bids as provided herein, the Backup Servicer shall solicit, by public announcement, bids from banks meeting the qualifications set forth in this Section 9.02.  Such public announcement shall specify that the Successor Servicer shall be entitled to the full amount of the Servicing Fee as servicing compensation, together with any other servicing compensation in the form of assumption fees, late payment charges or otherwise as provided herein that accrued prior thereto, in addition to Transition Costs.  Within 30 days after any such public announcement, the Backup Servicer shall negotiate and effect the sale, transfer and assignment of the servicing rights and responsibilities hereunder to the qualified party submitting the highest qualifying bid.  The Backup Servicer shall deduct from any sum received by the Backup Servicer from the successor to the Servicer in respect of such sale, transfer and assignment all costs and expenses of any public announcement and of any sale, transfer and assignment of the servicing rights and responsibilities hereunder.  After such deductions, the remainder of such sum shall be paid by the Backup Servicer to the Servicer at the time of such sale, transfer and assignment to the Servicer’s successor.  The Backup Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.  No appointment of a successor to the Servicer hereunder shall be effective until written notice of such proposed appointment shall have been provided by the Backup Servicer to the Agent and the Agent shall have consented thereto.  The Backup Servicer shall not resign as servicer until a Successor Servicer has been appointed and accepted such appointment.  Notwithstanding anything to the contrary contained herein, in no event shall Lyon Financial or the Agent, in any capacity, be liable for any Servicing Fee or for any differential in the amount of the Servicing Fee paid hereunder and the amount necessary to induce any Successor Servicer under this Agreement and the transactions set forth or provided for by this Agreement.

If Lyon Financial becomes the Successor Servicer, Lyon Financial shall be required to service the Transferred Loans in accordance with the Obligor Loan Documents and Accepted Servicing Practices.

Notwithstanding anything contained in this Agreement to the contrary, Lyon Financial as successor Servicer, and any other successor servicer, is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Servicer relating to the Transferred Loans (collectively, the “Predecessor Servicer Work Product”) without any audit or other examination thereof, except where, in the exercise of reasonable care, such audit or examination would be advisable, and Lyon Financial shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Servicer.  If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Servicer Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to Lyon Financial making or continuing any Errors (collectively, “Continued Errors”), Lyon Financial shall have no duty, responsibility, obligation or liability to perform servicing or for such Continued Errors; provided, however, that Lyon Financial agrees to use commercially reasonable efforts to prevent further Continued Errors.  In the event that Lyon Financial becomes aware of Errors or Continued Errors, Lyon Financial shall, with the prior consent of the Agent, use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors.  Lyon Financial shall be entitled to recover its costs thereby expended to the extent of funds available therefor pursuant to the provision of Section 2.3(b) of the Loan Agreement.

The Servicer agrees to cooperate and use its best efforts in effecting the transition of the responsibilities and rights of servicing of the Obligor Loan Documents, including, without limitation, the transfer to the Backup Servicer as successor Servicer for the administration by it of all cash amounts that shall at the time be held by Servicer for deposit, or have been deposited by the Servicer, or thereafter received with respect to the Obligor Loan Documents and the delivery to the Backup Servicer as successor Servicer in an orderly and timely fashion of all files and records with respect to the Obligor Loan Documents and a computer tape in readable form (consistent with the Loan Tape) containing all information necessary to enable the Backup Servicer as successor Servicer to service the Contracts.  In addition, the Servicer agrees to cooperate and use its best efforts in providing at the Servicer’s expense the Backup Servicer, as successor Servicer, with reasonable access (including at the premises of the Servicer) to Servicer’s employees, and any and all of the books, records (in electronic or other form) or other information reasonably requested by it to enable the Backup Servicer, as successor Servicer, to assume the servicing functions hereunder and to maintain a list of key servicing personnel and contact information.

Backup Servicer as successor Servicer is authorized and empowered to execute and deliver, on behalf of Servicer as Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do so or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination or to perform the duties of the Servicer as Servicer.  Servicer will provide Backup Servicer, as successor Servicer, with a Power of Attorney stating such.

Section 9.03.  Waiver of Defaults.

The Agent may waive any events permitting removal of the Servicer as servicer pursuant to Section 9.01. Upon any waiver of a past default, such default shall cease to exist and any Servicer Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived.

Section 9.04.  Accounting Upon Termination of Servicer.

Upon termination of the Servicer under this Article IX, the Servicer shall, at its own expense:

       (a)  deliver to its successor or, if none shall yet have been appointed, to the Agent, any Collections received and not yet deposited in the Cash Management Account;

       (b)  deliver to its successor or, if none shall yet have been appointed, to the Agent or, if a Collateral Custodian has been appointed, the Collateral Custodian, all Loan Files and related documents and statements held by it hereunder and a copy of the Loan Tape;

       (c)  deliver to its successor, the Agent, and the Borrower a full accounting of all funds, including a statement showing the Scheduled Payments with respect to the Transferred Loans collected by it and a statement of monies held in trust by it for payments or charges with respect to the Transferred Loans; and

       (d)  execute and deliver such instruments and perform all acts reasonably requested in order to effect the orderly and efficient transfer of servicing of the Transferred Loans to its successor and to more fully and definitively vest in such successor all rights, powers, duties, responsibilities, obligations and liabilities of the Servicer under this Agreement.

ARTICLE X

TERMINATION

Section 10.01.  Termination.  This Agreement shall terminate upon either:  (A) the later of (i) the termination of the Loan Agreement and the satisfaction and discharge of all Obligations due and owing in accordance with the provisions thereof, or (ii) the disposition of all funds with respect to the last Transferred Loan and the remittance of all funds due hereunder and the payment of all amounts due and payable, including, in both cases, without limitation, indemnification payments payable pursuant to any Loan Document to the Agent, the Lender Group, the Borrower, the Servicer, the Collateral Custodian (if one has been appointed) and the Backup Servicer, written notice of the occurrence of either of which shall be provided to the Agent by the Servicer; or (B) the mutual written consent of the Servicer, the Borrower and the Agent.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01.  Amendment.

This Agreement may be amended from time to time by the written agreement of the Servicer, the Originator, the Collateral Custodian (if one has been appointed), the Backup Servicer, the Agent and the Borrower.

Section 11.02.  Duration of Agreement.

This Agreement shall continue in existence and effect until terminated as herein provided.

Section 11.03.  GOVERNING LAW; JURISDICTION.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT HAVING JURISDICTION TO REVIEW THE JUDGMENTS THEREOF. EACH OF THE PARTIES HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 11.04.  Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered personally, mailed by overnight mail, certified mail or registered mail, postage prepaid, or (ii) transmitted by telecopy, upon telephone confirmation of receipt thereof, as follows: (A) in the case of the Borrower, to Hercules Funding II LLC, 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301, Attention: Chief Executive Officer and Chief Financial Officer, telecopy number 650-473-9194, with a copy to Hercules Funding II LLC, 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301, Attention: Chief Legal Officer, telecopy number: 650-473-9194 or such other addresses or telecopy or telephone numbers as may hereafter be furnished to the Agent and the other parties hereto in writing by the Borrower; (B) in the case of the Originator, to Hercules Technology Growth Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301, Attention: Chief Executive Officer and Chief Financial Officer, telecopy number 650-473-9194, with a copy to Hercules Technology Growth Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301, Attention: Chief Legal Officer, telecopy number 650-473-9194, or such other addresses or telecopy or telephone numbers as may hereafter be furnished to the Agent and the other parties hereto in writing by the Originator, (C) in the case of the Servicer, to Hercules Technology Growth Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301, Attention: Chief Executive Officer and Chief Financial Officer, telecopy number 650-473-9194, with a copy to Hercules Technology Growth Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301, Attention: Chief Legal Officer, telecopy number 650-473-9194, or such other addresses or telecopy or telephone numbers as may hereafter be furnished to the Agent and the other parties hereto in writing by the Servicer; (D) in the case of the Collateral Custodian (if one has been appointed), to such address as may be specified in its Collateral Custodian Agreement or such other addresses or telecopy or telephone numbers as may hereafter be furnished to the Agent and the other parties hereto in writing by the Collateral Custodian; (E) in the case of the Backup Servicer to Lyon Financial Services, Inc., d/b/a U.S. Bank Portfolio Services, 1310 Madrid, Suite 103, Marshall MN 56258, Attention:  Joseph Andries, Ref:  Hercules Funding II LLC, phone: (507) 532-7129, fax: (507) 537-5201, or such other addresses or telecopy or telephone numbers as may hereafter be furnished to the Agent and the other parties hereto in writing by the Backup Servicer; (F) in the case of the Agent, to Wells Fargo Foothill, LLC, 14241 Dallas Parkway, Suite 1300, Dallas, Texas  75244, Attention: Loan Portfolio Manager – Hercules Technology, phone: (972) 851-9111, fax:  972-387-5775 (provided, that in the case of delivery of any Underlying Notes or other Obligor Loan Documents to Agent, copies shall be sent to such addressee and all originals shall be sent to Wells Fargo Foothill, LLC, 14241 Dallas Parkway, Suite 1300, Dallas, Texas  75244, Attention: Loan Documentation - Hercules Technology, phone: (972) 851-9111, fax:  972-387-5775), with a copy to McDermott Will & Emery LLP, 3150 Porter Drive, Palo Alto, California  94304, Attention: Dick M. Okada, Esq, phone: (650) 813-5175, fax: (650) 813-5100 or such other addresses or telecopy or telephone numbers as may hereafter be furnished to the other parties hereto in writing by the Agent; any such notices shall be deemed to be effective with respect to any party hereto upon the receipt of such notice or telephone confirmation thereof by such party.

Section 11.05.  Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions or terms of this Agreement.

Section 11.06.  No Partnership.

Nothing herein contained shall be deemed or construed to create any partnership or joint venture between the parties hereto.

Section 11.07.  Counterparts.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts (including by fax or other electronic means), each of which, when so executed, shall be deemed to be an original and such counterparts, together, shall constitute one and the same Agreement.

Section 11.08.  Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the Servicer, the Originator, the Borrower, the Agent, the Borrower, and their respective successors and permitted assigns.

Section 11.09.  Headings.

The headings of the various Sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

Section 11.10.  Non-Petition Agreement.

Notwithstanding any prior termination of any Loan Document, the Originator, the Servicer, the Collateral Custodian (if one has been appointed), and the Backup Servicer each severally and not jointly covenants that it shall not, prior to the date which is one year and one day, or, if longer, the applicable preference period then in effect, after the termination of this Agreement pursuant to Section 10.01, acquiesce, petition or otherwise, directly or indirectly, invoke or cause the Borrower to invoke the process of any governmental authority for the purpose of commencing or sustaining a case against the Borrower under any Bankruptcy Law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Borrower or any substantial part of their respective property or ordering the winding up or liquidation of the affairs of the Borrower.

Section 11.11.  Due Diligence.

The Originator acknowledges that the Agent and the Lender Group may advance Borrowings and may enter into transactions based solely upon the information provided by the Originator to the Agent and the Lender Group in the Loan Schedule and the representations, warranties and covenants contained herein, and that the Agent, at its option, has the right prior to such advance of any Borrowing therein to conduct a partial or complete due diligence review on some or all of the Transferred Loans securing such Borrowing, including, without limitation, re-generating the information used to originate each such Transferred Loan.  The Agent may underwrite such Transferred Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting.  The Originator agrees to cooperate with the Agent and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Agent and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Transferred Loans in the possession, or under the control, of the Servicer.  The Originator also shall make available to the Agent a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Loan Files and the Transferred Loans. The Agent agrees (on behalf of itself and its Affiliates, directors, officers, employees and representatives) to use reasonable precaution to keep confidential, in accordance with its customary procedures for handling confidential information and in accordance with safe and sound practices, and not to disclose to any third party, any non-public information supplied to it or otherwise obtained by it hereunder with respect to the Originator or any of its Affiliates; provided, however, that nothing herein shall prohibit the disclosure of any such information to the extent required by statute, rule, regulation or judicial process; provided, further that, unless specifically prohibited by applicable law or court order, the Agent shall, prior to disclosure thereof, notify the Originator of any request for disclosure of any such non-public information.  The Agent further agrees not to use any such non-public information for any purpose unrelated to this Agreement and that the Agent shall not disclose such non public information to any third party underwriter without obtaining a written agreement from such third party underwriter to comply with the confidentiality provisions of this Section 11.11.

Section 11.12.  No Reliance.

Each of the Originator and the Borrower hereby acknowledges that it has not relied on the Agent or any member of the Lender Group or any of their officers, directors, employees, agents and “control persons” as such term is used under the Securities Act and under the Exchange Act, for any tax, accounting, legal or other professional advice in connection with the transactions contemplated by the Loan Documents, that each of the Originator and the Borrower has retained and been advised by such tax, accounting, legal and other professionals as it has deemed necessary in connection with the transactions contemplated by the Loan Documents and that neither the Agent nor any member of the Lender Group makes any representation or warranty, and that neither the Agent nor any member of the Lender Group shall have any liability with respect to, the tax, accounting or legal treatment or implications relating to the transactions contemplated by the Loan Documents.

Section 11.13.  Conflicts.

Notwithstanding anything contained in the Loan Documents to the contrary, (a) in the event of the conflict between the terms of this Agreement and the Loan Agreement, the terms of the Loan Agreement shall control, and (b) in the event of the conflict between the terms of this Agreement and any other Loan Document (other than the Loan Agreement), the terms of this Agreement shall control.

Section 11.14.  No Agency.

Nothing contained herein or in the Loan Documents shall be construed to create an agency or fiduciary relationship between the Agent, any member of the Lender Group or any of their Affiliates and the Borrower, the Originator or the Servicer.  None of the Agent, any

member of the Lender Group, or any of their Affiliates shall be liable for any acts or actions affected in connection with any sale of the Loans by the Borrower, the Originator or the Servicer.

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IN WITNESS WHEREOF, the parties hereto have caused their names to be signed by their respective officers thereunto duly authorized, as of the day and year first above written, to this Agreement.

HERCULES FUNDING II LLC, as Borrower

By:                                             ___
Name:
Title:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC., as Originator and Servicer

By:                    ___
Name:
Title:

LYON FINANCIAL SERVICES, INC., d/b/a U.S. BANK PORTFOLIO SERVICES, as Backup Servicer

By: __
Name:
Title:

WELLS FARGO FOOTHILL, LLC, as Agent

By:                            __
Name:
Title: